Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
SENTITO NETWORKS, INC.,
VERSO TECHNOLOGIES, INC.,
SN ACQUISITION CORPORATION
AND
BRETT HAUSER,
as the
STOCKHOLDERS’ AGENT
As of April 4, 2007

Page
SECTION 13.12 Captions	62
SECTION 13.13 Enforcement of Agreement	62
SECTION 13.14 Severability	62
SECTION 13.15 Survival	62
EXHIBITS

Number	Description

1	Certificate of Incorporation of MERGER SUB (Section 2.1).

2	Bylaws of MERGER SUB (Section 2.2).

3	Pro Forma Balance Sheet and Schedule of Certain Accounts Receivable of TARGET (Section 3.10(a)).

4	Resolutions of TARGET’s Board of Directors regarding the TARGET Employee Bonus Pool (Section 10.1(e)).

5	Matters as to which Bingham McCutchen LLP will opine (Section 10.1(f)).

6	Form of Certificate of Merger (Section 10.1(k)).

7	Matters as to which Rogers & Hardin LLP will opine (Section 10.2(e)).

8	Form of Escrow Agreement (Section 12.1).

9	Form of Investor Representation Statement (Section 13.1).

10	Form of Management Member Agreement (Section 13.1).

11	Form of Registration Rights Agreement (Section 13.1).

12	Form of Warrant (Section 13.1).

iv

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of April 4, 2007, by and among SENTITO NETWORKS, INC. (“TARGET”), a corporation organized and existing under the laws of the State of Delaware, with its principal office located at 43 Nagog Park, Acton, Massachusetts 01720, VERSO TECHNOLOGIES, INC. (“PURCHASER”), a corporation organized and existing under the laws of the State of Minnesota, with its principal office located at 400 Galleria Parkway, Suite 200, Atlanta, Georgia 30339, SN ACQUISITION CORPORATION (“MERGER SUB”), a corporation organized and existing under the laws of the State of Delaware and a wholly-owned subsidiary of PURCHASER, and BRETT HAUSER, in his capacity as a representative of the TARGET Indemnifying Persons for the limited purposes described herein and in the Escrow Agreement (such person, and any successors thereto, being the “Stockholders’ Agent”).
PREAMBLE
     Certain terms used in this Agreement are defined in Section 13.1 hereof.
     The Boards of Directors of TARGET, MERGER SUB and PURCHASER are of the opinion that the transactions described herein are in the best interests of the Parties and their respective stockholders. This Agreement provides for the combination of TARGET with MERGER SUB by virtue of the merger of MERGER SUB with and into TARGET, as a result of which the outstanding shares of TARGET Capital Stock (to the extent provided herein) shall be converted into the right to receive the consideration provided for herein, and the stockholders of such TARGET Capital Stock shall become stockholders of PURCHASER. This Agreement also provides for the issuance of a portion of the merger consideration to the Management Members in satisfaction of TARGET’s obligations under the TARGET Employee Bonus Pool in connection with the Merger. This Agreement and the transactions described herein have been approved and adopted by the respective Boards of Directors of TARGET, MERGER SUB and PURCHASER.
     The TARGET’s Amended and Restated Certificate of Incorporation, as amended, provides that a “Sale Transaction” (as that term is used therein) shall constitute a liquidation, dissolution or winding up of TARGET for purposes of such Certificate, and the Merger constitutes a “Sale Transaction” as such term is used in paragraph 4 of such Certificate. The aggregate liquidation value of the outstanding shares of TARGET Series E-3 Stock and TARGET Prior Series E Stock exceeds the value of the merger consideration to be paid to the TARGET stockholders pursuant to Article 3 hereof and, hence, such merger consideration shall be distributed to the holders of TARGET Series E-3 Stock and TARGET Prior Series E Stock in accordance with the terms of such Certificate, and the outstanding shares of TARGET Other Preferred Stock and TARGET Common Stock shall not receive any merger consideration pursuant to Article 3 hereof and shall be cancelled by operation of law upon consummation of the Merger.
     Following the Closing, TARGET will be operated as a separate subsidiary of PURCHASER.

     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the Parties agree as follows:
ARTICLE 1
TERMS OF MERGER
     SECTION 1.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, MERGER SUB shall be merged with and into TARGET in accordance with the provisions of Section 252 of the DGCL and with the effect provided in Section 259 of the DGCL (the “Merger”). TARGET shall be the Surviving Corporation resulting from the Merger and a separate, wholly-owned subsidiary of PURCHASER. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of TARGET, MERGER SUB and PURCHASER and shall be approved and adopted by the stockholders of TARGET in accordance with the provisions of the DGCL.
     SECTION 1.2 Time and Place of Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place at 10:00 a.m. on the date that the Effective Time occurs or such other time as the Parties, acting through their chief executive officers or chief financial officers, may mutually agree (the “Closing Date”). The place of Closing shall be at the offices of PURCHASER or such other place as may be mutually agreed upon by the Parties.
     SECTION 1.3 Effective Time. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Certificate of Merger reflecting the Merger (the “Certificate of Merger”) shall be filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the “Effective Time”), which filing shall occur as promptly as practicable (but in any event within one (1) business day) following the date on which the last of the conditions set forth in Article 9 hereof is fulfilled or waived or such other time as the Parties shall agree.
ARTICLE 2
ARTICLES, BYLAWS, MANAGEMENT
     SECTION 2.1 Certificate of Incorporation. The Certificate of Incorporation of MERGER SUB in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until otherwise amended or repealed. A copy of the Certificate of Incorporation of MERGER SUB is attached as Exhibit 1 hereto.
     SECTION 2.2 Bylaws. The Bylaws of MERGER SUB in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until otherwise amended or repealed. A copy of the Bylaws of MERGER SUB is attached as Exhibit 2 hereto.
     SECTION 2.3 Directors and Officers. The Board of Directors of MERGER SUB immediately prior to the Effective Time, together with such additional persons as may thereafter be elected or appointed, shall serve as the Board of Directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of MERGER SUB in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of TARGET.
ARTICLE 3
MANNER OF CONVERTING SHARES AND EXCHANGING CERTIFICATES
     SECTION 3.1 Conversion of Shares and Management Merger Consideration. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of the holders of the shares of MERGER SUB or TARGET:
     (a) Each share of the common stock, par value $.01 per share, of MERGER SUB issued and outstanding immediately prior to the Effective Time shall be converted solely into one hundred (100) fully paid and non-assessable shares of common stock of the Surviving Corporation.
     (b) Subject to the provisions of this Article 3, upon the execution and delivery to PURCHASER by each Management Member of a Management Member Agreement and an Investor Representation Statement, such Management Member shall be entitled to receive such member’s Management Percentage of: (i) Management Initial Merger Consideration payable, subject to Section 3.8 and Section 3.9 hereof, in a number of shares of PURCHASER Common Stock equal to the quotient obtained by dividing (A) the amount equal to such member’s Management Percentage of the Management Initial Merger Consideration by (B) the Average Stock Price (collectively, the “Management Initial Stock Consideration”); and (ii) Management Contingent Consideration payable, subject to Sections 3.6, 3.8 and 3.9 hereof, in a number of shares of PURCHASER Common Stock equal to the quotient obtained by dividing (x) the amount equal to such Management Member’s Management Percentage of the Management Contingent Consideration, if any, by (y) the Contingent Consideration Average Stock Price. Notwithstanding anything in this Agreement to the contrary, the Person listed on the TARGET Disclosure Letter in connection with Section 4.19 hereof shall not be required to deliver an executed Investor Representation Statement to PURCHASER in order for such Person to become entitled to receive the consideration otherwise payable to such Person pursuant to this Section 3.1(b).
     (c) Subject to the provisions of this Article 3, each share of TARGET Series E-3 Stock and TARGET Prior Series E Stock (including, without limitation, any shares currently subject to options or warrants which are exercised prior to the Effective Time, if any, and any shares currently subject to convertible promissory notes which are converted prior to the Effective Time, if any) outstanding immediately prior to the Effective Time, other than shares with respect to which statutory dissenters’ rights have been perfected and shares held by TARGET or by any PURCHASER Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted (collectively, the “Outstanding TARGET Shares”), shall automatically be converted at the Effective Time into the right to receive whole shares of PURCHASER Common Stock, Holder Warrants, if any, and cash subject to Section 3.8 and Section 3.9 hereof, if applicable, in accordance with the provisions of TARGET’s Amended and Restated Certificate of Incorporation, as amended, as follows:

     (i) each holder of a certificate or certificates theretofore representing Outstanding TARGET Shares which constituted TARGET Series E-3 Stock immediately prior to the Effective Time (“Outstanding TARGET Series E-3 Shares”) shall thereafter surrender such certificate or certificates and shall be entitled, upon such surrender, to receive in exchange therefor;
     (A) such holder’s Pro-Rata Share of the Holder Initial Merger Consideration in a number of shares of PURCHASER Common Stock equal to the quotient obtained by dividing (x) the amount equal to such holder’s Pro-Rata Share of the Holder Initial Merger Consideration by (y) the Average Stock Price (collectively, the “Holder Initial Stock Consideration”);
     (B) such holder’s Pro-Rata Share of the Holder Warrants; and
     (C) subject to Section 3.6, such holder’s Pro-Rata Share of the Series E-3 Contingent Consideration, if any, in a number of shares of PURCHASER Common Stock equal to the quotient obtained by dividing (x) the amount equal to such holder’s Pro-Rata Share of the Series E-3 Contingent Consideration by (y) the Contingent Consideration Average Stock Price.
     (ii) each holder of a certificate or certificates theretofore representing Outstanding TARGET Shares which constituted TARGET Prior Series E Stock immediately prior to the Effective Time shall thereafter surrender such certificate or certificates and shall be entitled, upon such surrender and subject to Section 3.6, to receive in exchange therefor such holder’s Pro-Rata Share of the Prior Series E Contingent Consideration, if any, in a number of shares of PURCHASER Common Stock equal to the quotient obtained by dividing (A) the amount equal to such holder’s Pro-Rata Share of the Prior Series E Contingent Consideration by (B) the Contingent Consideration Average Stock Price.
     (d) Except as contemplated in this Section 3.1, each share of capital stock of TARGET that is not an Outstanding TARGET Share, including, without limitation, all of the outstanding shares of TARGET Other Preferred Stock and TARGET Common Stock, as of the Effective Time shall be cancelled without consideration therefor. All options and warrants to purchase shares of TARGET Capital Stock outstanding immediately prior to the Effective Time shall be terminated or cancelled or otherwise shall be void and of no effect as of the Effective Time, except for such options and warrants which are assumed by the Surviving Corporation as contemplated by Section 8.7 hereof.
     (e) PURCHASER and TARGET hereby agree that, for purposes of applying the liquidation provisions of the TARGET’s Amended and Restated Certificate of Incorporation, as amended, to the consideration payable pursuant to this Section 3.1, the fair market value of each Warrant shall be deemed to be $0.134.
     (f) Notwithstanding any provision of this Agreement to the contrary, any shares of TARGET Capital Stock held by TARGET stockholders who, prior to the Effective Time, have met the requirements of Section 262 of the DGCL with respect to stockholders dissenting from the Merger (“Dissenting Shares”) shall not be converted in the Merger (if such conversion is provided for herein), but all such shares shall be cancelled and such stockholders shall thereafter have only such rights as are granted to dissenting stockholders under the DGCL; provided, however, that if any such stockholder fails to perfect such stockholder’s rights as a dissenting stockholder with respect to such stockholder’s TARGET Capital Stock in accordance with the DGCL, then such shares held by such stockholder shall, upon the happening of that event, be treated the same as all other stockholders of such TARGET Capital Stock who have not dissented as to the Merger.
     (g) Notwithstanding anything herein to the contrary, 920,624 shares of PURCHASER Common Stock comprising Holder Initial Stock Consideration and 69,294 shares of PURCHASER Common Stock comprising Management Initial Stock Consideration (collectively, the “Indemnification Escrow Shares”) shall be issued in the name of the Escrow Agent as nominee for the holders of certificates representing Outstanding TARGET Series E-3 Shares immediately prior to the Effective Time and the Management Members, respectively. The Indemnification Escrow Shares shall be beneficially owned by such holders and members based on each such holder’s Pro-Rata Share of the Indemnification Escrow Shares constituting Holder Initial Stock Consideration and such member’s Member Percentage of the Indemnification Escrow Shares constituting Management Initial Stock Consideration, and the Indemnification Escrow Shares shall be held in escrow and shall be available to compensate PURCHASER for certain damages as provided in Article 12 hereof and the Escrow Agreement. To the extent not used for such purposes, the Indemnification Escrow Shares shall be released, all as provided in Article 12 hereof and the Escrow Agreement.
     (h) Furthermore, notwithstanding anything herein to the contrary, an additional 1,150,780 shares of PURCHASER Common Stock comprising Holder Initial Stock Consideration and an additional 86,618 shares of PURCHASER Common Stock comprising Management Initial Stock Consideration (collectively, the “Primo Escrow Shares”) shall be issued in the name of the Escrow Agent as nominee for the holders, as of the Effective Time, of the certificates representing Outstanding TARGET Series E-3 Shares and the Management Members, respectively. The Primo Escrow Shares shall be beneficially owned by such holders and members based on each such holder’s Pro Rata Share of the Primo Escrow Shares constituting Holder Initial Stock Consideration and such member’s Member Percentage of the Primo Escrow Shares constituting Management Initial Stock Consideration, and the Primo Escrow Shares shall be held in escrow and shall be released in accordance with Article 12 hereof and the Escrow Agreement either to the PURCHASER or to such holders and members.
     SECTION 3.2 Anti-Dilution Provisions. In the event TARGET or PURCHASER changes the number of shares of TARGET Capital Stock or PURCHASER Common Stock, respectively, issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date therefor (in the case of a stock split or similar recapitalization) shall be prior to the Effective Time, the consideration payable pursuant to Section 3.1(b) and Section 3.1(c) hereof and the number of Indemnification Escrow Shares and Primo Escrow Shares set forth in Section 3.1(g) and Section 3.1(h) hereof, respectively, shall be equitably adjusted.

     SECTION 3.3 Shares Held by TARGET or PURCHASER. Each of the shares of TARGET Capital Stock held by TARGET or any PURCHASER Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time, and no consideration shall be issued in exchange therefor.
     SECTION 3.4 Exchange of Certificates.
     (a) From and after the Effective Time, upon exchange of a certificate or certificates which immediately prior thereto represents outstanding shares of TARGET Series E-3 Stock or TARGET Prior Series E Stock, a TARGET stockholder shall be entitled to receive, upon delivery to PURCHASER of an Investor Representation Statement executed by such stockholder and surrender to PURCHASER of such certificate or certificates duly endorsed in blank, (i) one or more certificates as requested by such stockholder (properly issued, executed and countersigned, as appropriate) representing that number of whole shares of PURCHASER Common Stock and Holder Warrants, if any, to which such stockholder shall have become entitled to receive pursuant to Section 3.1 hereof and (ii) a check representing the cash payable to such stockholder pursuant to Section 3.8 and Section 3.9 hereof, if any, and all of the certificate or certificates for such TARGET Series E-3 Stock and TARGET Prior Series E Stock so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of any certificate. No portion of the consideration to be received pursuant to Section 3.1 hereof upon exchange of a certificate (whether a certificate representing shares of PURCHASER Common Stock, a Holder Warrant or a check representing any cash payable hereunder) may be issued or paid to a Person other than the Person in whose name the certificate surrendered in exchange therefor is registered. From the Effective Time until such delivery and surrender in accordance with the provisions of this Section 3.4, each certificate which immediately prior to the Effective Time represents outstanding shares of TARGET Series E-3 Stock or TARGET Prior Series E Stock shall represent for all purposes only the right to receive the consideration provided in Section 3.1 hereof. All payments in respect of shares of TARGET Series E-3 Stock and TARGET Prior Series E Stock that are made in accordance with the terms of Section 3.1 hereof shall be deemed to have been made in full satisfaction of all rights pertaining to such securities.
     (b) In the case of any lost, mislaid, stolen or destroyed certificate, the TARGET stockholder may be required, as a condition precedent to delivery to the stockholder of the consideration described in Section 3.1 hereof, to deliver to PURCHASER a reasonably satisfactory indemnity agreement as PURCHASER may direct as indemnity against any claim that may be made against PURCHASER or the Surviving Corporation with respect to the certificate alleged to have been lost, mislaid, stolen or destroyed.
     (c) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of the shares of TARGET Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing TARGET Capital Stock are presented to the Surviving Corporation or PURCHASER for transfer, they shall be canceled and exchanged for the consideration, if any, described in Section 3.1 hereof.

     (d) Any shares of PURCHASER Common Stock, Holder Warrants or cash due former stockholders of TARGET pursuant to Section 3.1 hereof that remain unclaimed by such former stockholders for six (6) months after the Effective Time shall be held by PURCHASER, and any former holder of TARGET Capital Stock who has not theretofore complied with Section 3.4(a) and Section 3.4(b) hereof shall thereafter look only to PURCHASER for the shares of PURCHASER Common Stock, Holder Warrants and cash to which such holder has become entitled pursuant to the provisions of Section 3.1 hereof; provided, however, that neither PURCHASER nor any Party hereto shall be liable to a former stockholder of shares of TARGET Capital Stock for any amount required to be paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.
     SECTION 3.5 Rights of Former TARGET Stockholders and Management Members. Unless required by Law (i) former stockholders of record of TARGET shall not be entitled to vote after the Effective Time at any meeting of PURCHASER stockholders any shares of PURCHASER Common Stock into which their respective shares of TARGET Series E-3 Stock and TARGET Prior Series E Stock may have been converted pursuant to Section 3.1(c) hereof unless and until such stockholders have delivered to PURCHASER an executed Investor Representation Statement and regardless of whether such stockholders have exchanged their certificate or certificates formerly representing TARGET Series E-3 Stock and TARGET Prior Series E Stock for certificates representing PURCHASER Common Stock in accordance with the provisions of this Agreement; and (ii) Management Members shall not be entitled to vote after the Effective Time at any meeting of PURCHASER stockholders any shares of PURCHASER Common Stock which such members may be entitled to receive pursuant to Section 3.1(b) hereof unless and until such members have delivered to PURCHASER an executed Management Member Agreement and Investor Representation Statement in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by PURCHASER on the PURCHASER Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of PURCHASER Common Stock issued or issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of PURCHASER Common Stock as of any time subsequent to the Effective Time shall be delivered to a former stockholder of TARGET Series E-3 Stock or TARGET Prior Series E Stock or a Management Member until such (A) stockholder delivers to PURCHASER an executed Investor Representation Statement and surrenders such stockholder’s certificate or certificate which formerly represented such shares of TARGET Series E-3 Stock or TARGET Prior Series E Stock for exchange as provided in Section 3.4 hereof or (B) member delivers to PURCHASER an executed Investor Representation Statement and Management Member Agreement as provided in Section 3.1(b) hereof. However, upon such delivery and surrender, the certificate representing the PURCHASER Common Stock (together with all such undelivered dividends or other distributions without interest) and Holder Warrants, if any, issuable pursuant to Section 3.1(c) hereof, and any undelivered cash to be paid pursuant to Section 3.8 or Section 3.9 hereof (all without interest) shall be delivered and paid with respect to each share represented by such surrendered certificate. Upon delivery of a Management Member Agreement and an Investment Representation Statement by a Management Member, the certificate representing the PURCHASER Common Stock issuable pursuant to Section 3.1(b) hereof (together with all such undelivered dividends or other distributions without interest) and any undelivered cash to be paid pursuant to Section 3.8 or Section 3.9 hereof (all without interest) shall be delivered and paid to such member.
     SECTION 3.6 Contingent Consideration and Set-Off Right.
     (a) The Management Contingent Consideration, Series E-3 Contingent Consideration and Prior Series E Contingent Consideration shall be payable pursuant to Section 3.1 hereof if, during the first twelve (12) months following the Closing (the “Earnout Period”), PURCHASER Companies recognize revenue in accordance with GAAP and PURCHASER’s then-current revenue recognition policy (provided that any revenue which would have been so recognized in accordance with PURCHASER’s revenue recognition policy in effect on the date hereof shall, for the purposes of this Agreement, be deemed to have been so recognized and, provided further, that such revenue shall not be deemed recognized if GAAP as in effect during the Earnout Period does not permit PURCHASER to actually recognize such revenue) (the “Earnout Revenues”) equal or greater to TWELVE MILLION DOLLARS ($12,000,000) attributable to (i) sales or licenses of any TARGET Products, (ii) sales or licenses of any TARGET Product or PURCHASER Product to any TARGET Existing Customer, excluding the portion of any such revenue which arises or results primarily from any relationship between such customer and any PURCHASER Company (including its officers, directors, employees, consultants, agents or representatives, but expressly excluding any relationship of any Transferred TARGET Person) which relationship existed prior to the Closing Date, or (iii) sales or licenses of any PURCHASER Product to any Person located or domiciled in the Russian Federation, excluding the portion of any such revenue which arises or results primarily from any relationship between any such Person and PURCHASER Company (including its officers, directors, employees, consultants, agents or representatives, but expressly excluding any relationship of any Transferred TARGET Person) which relationship existed prior to the Closing Date.
     (b) For purposes of Section 3.6(a) hereof, (i) from the Closing Date until the end of the Earnout Period, PURCHASER shall use its commercially reasonable best efforts in good faith to recognize the revenue that gives rise to the payment of any Contingent Consideration at the earliest date permitted by GAAP and the PURCHASER’s then-current revenue recognition policy; and (ii) the amount of any revenue which is attributable to a sale which satisfies the conditions set forth in two or more of subsections (i), (ii) or (iii) of Section 3.6(a) hereof shall only be counted once in the calculation of the Earnout Revenues. In addition, notwithstanding anything in Section 3.6(a) hereof to the contrary, the amount of revenue attributable to sales that satisfy the conditions set forth in Section 3.6(a)(i), (ii) or (iii) hereof shall only be included in the calculation of Earnout Revenues if the aggregate gross margin relating to all such sales during the period is at least thirty percent (30%); in calculating such aggregate gross margin, overhead costs shall be allocated to the costs of goods sold in accordance with PURCHASER’s standard practices, provided that such allocated overhead costs shall not exceed 9% of actual material costs of goods sold associated with such sales.
     (c) From the Closing Date until the end of the Earnout Period, PURCHASER, without Stockholders’ Agent’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, shall not (i) take any action primarily aimed at artificially decreasing the Earnout Revenues, including, without limitation, any action which would result in revenues that would otherwise qualify as Earnout Revenues being recognized after the Earnout Period; (ii)

change PURCHASER’s accounting practices or procedures so as to render impossible or impracticable the calculation of Earnout Revenues in accordance with the terms hereof; or (iii) take any corporate action to liquidate its Assets or dissolve or wind-up, or to consolidate or merge PURCHASER with or into any other corporation or other business entity unless PURCHASER shall be the surviving legal entity of such consolidation or merger, or the surviving legal entity of such consolidation or merger shall have assumed in full by a written instrument PURCHASER’s obligations under this Agreement.
     (d) Notwithstanding anything herein to the contrary, subject to Section 3.7 hereof, PURCHASER shall have a right to set-off (the “Set-Off Right”) against the Contingent Consideration which otherwise may be payable by PURCHASER pursuant to Section 3.1 and Section 3.6(a) hereof any amounts to which any PURCHASER Indemnified Person may be entitled to indemnification under Article 12 hereof.
     (i) PURCHASER may elect to exercise the Set-Off Right by delivering to the Stockholders’ Agent during the Escrow Period a notice (the “Set-Off Notice”) signed by an officer of PURCHASER (A) stating that Damages exist and the amount thereof, (B) specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, and the nature of the misrepresentation, breach of warranty, covenant or claim to which such item is related, and (C) stating the amount of such Damage with respect to which PURCHASER is exercising the Set-Off Right (the “Set-Off Amount”).
     (ii) PURCHASER shall be entitled to exercise the Set-Off Right with respect to the Set-Off Amount stated in the Set-Off Notice unless the Stockholders’ Agent objects to the claims made in the Set-Off Notice and PURCHASER’s exercise of the Set-Off Right by delivering to PURCHASER a written statement stating such objection no later than thirty (30) days after PURCHASER delivers the Set-Off Notice to the Stockholders’ Agent. In case the Stockholders’ Agent shall so object in writing, PURCHASER shall have thirty (30) days to respond in a written statement to the objection of the Stockholders’ Agent. If after such thirty (30) day period there remains a dispute as to the claims made in the Set-Off Notice and PURCHASER’s exercise of the Set-Off Right, then the Stockholders’ Agent and PURCHASER shall attempt in good faith for sixty (60) days to resolve such dispute. If such agreement between PURCHASER and the Stockholders’ Agent can not be reached, then the matter shall be arbitrated in the manner set forth in Section 12.6 hereof.
     (e) If it is finally determined in accordance with Section 3.6(d) that PURCHASER is entitled to exercise the Set-Off Right and the Set-Off Amount with respect to such right, then the amount of the Contingent Consideration otherwise payable by PURCHASER pursuant to Section 3.1 and Section 3.6(a) hereof, and subject to Section 3.7 hereof, shall be reduced by deducting such Set-Off Amount first from the Prior Series E Contingent Consideration. If the Set-Off Amount exceeds the Prior Series E Contingent Consideration, 93% of the amount of such excess shall be deducted from the Series E-3 Contingent Consideration and 7% of the amount of such excess shall be deducted from the Management Contingent Consideration until the entire Set-Off Amount has been applied to offset and reduce the Contingent Consideration.

     SECTION 3.7 Disputes Regarding Calculation of Earnout Revenues.
     (a) PURCHASER will determine in good faith the amount of the Earnout Revenues, if any, based upon the books and records of TARGET and PURCHASER as soon as practicable and no later than thirty (30) days after the last day of the Earnout Period, and promptly after such determination PURCHASER shall deliver to the Stockholders’ Agent a letter setting out in reasonable detail PURCHASER’s calculation of the Earnout Revenues and the supporting detail therefor (the “PURCHASER Determination Notice”). The calculation of the Earnout Revenues set forth in the PURCHASER Determination Notice will be final and binding on PURCHASER and the holders of Outstanding TARGET Shares and Management Members unless the Stockholders’ Agent shall have notified PURCHASER in writing within thirty (30) days after receipt of the PURCHASER Determination Notice that the Stockholders’ Agent disagrees with such calculation. In such event, if the PURCHASER and the Stockholders’ Agent cannot agree on the calculation of the Earnout Revenues within thirty (30) days after PURCHASER’s receipt of such notice, then a mutually acceptable independent public accountant agreed upon by PURCHASER and the Stockholders’ Agent, will make such calculation as soon thereafter as practicable. Such independent public accountants will deliver as soon as practicable to PURCHASER and the Stockholders’ Agent a letter setting forth such calculation of the Earnout Revenues and the supporting detail therefor (the “Accountant Determination Notice”). The calculation of the Earnout Revenues set forth in the Accountant Determination Notice shall be final and binding on PURCHASER, the holders of the Outstanding TARGET Shares and the Management Members unless PURCHASER or the Stockholders’ Agent shall notify the other within fifteen (15) days after receipt of the Accountant Determination Notice that PURCHASER or the Stockholders’ Agent disputes any matter with respect to such accountants’ calculation. If such notice is given, then any such matters (the “Disputed Matters”) shall be submitted to arbitration in Atlanta, Georgia within fifteen (15) days after such notice unless PURCHASER and the Stockholders’ Agent agree in writing to extend such fifteen (15) day period in an attempt to negotiate a settlement of such Disputed Matters. The arbitrator (the “Arbitrator”) shall be any one of the nationally recognized independent accounting firms which is on the date of this Agreement among the four largest such firms (the “Big Four Accounting Firms”) mutually agreed to by PURCHASER and the Stockholders’ Agent. Any reference herein to the Big Four Accounting Firms shall be deemed to include a reference to any member or employee thereof (who is a certified public accountant) which any such firm may designate as the Arbitrator on its behalf. If within ten (10) days following the expiration of the fifteen (15) day period referred to above or any extension thereof PURCHASER and the Stockholders’ Agent shall have failed to agree upon the selection of the Arbitrator or any such Arbitrator selected by them shall not have agreed to perform the services called for hereunder, the Arbitrator shall thereupon be selected in accordance with the rules of the American Arbitration Association, with preference being given to any one of the Big Four Accounting Firms or any member or employee thereof (who is a certified public accountant) which or who may be willing to perform such services, other than any such firm which is then employed by PURCHASER or any Affiliate thereof. The Arbitrator shall consider only the Disputed Matters and the arbitration shall be conducted in accordance with the rules of the American Arbitration Association then in effect. The Arbitrator shall act promptly to resolve all Disputed Matters and its decision with respect to all Disputed Matters shall be final and binding upon the Parties hereto and shall not be appealable to any court.

     (b) The costs and expenses of the services of the independent public accountants contemplated by Section 3.7(a) hereof shall be paid by the Stockholders’ Agent. If the final and binding calculation of the Earnout Revenues, as determined in accordance with Section 3.7(a) hereof, provides that the Earnout Revenues are equal to or exceed TWELVE MILLION DOLLARS ($12,000,000), then PURCHASER shall reimburse the Stockholders’ Agent for such costs and expenses of the independent public accountants promptly upon the final determination of such calculation. The costs of the Arbitrator shall be paid by the party which disputes the Accountant Determination. Otherwise, each party shall pay its own costs and expenses of arbitration; provided, however, that the non-prevailing party, as determined by the Arbitrator, shall reimburse, subject to the provisions of the last sentence of this subsection, the prevailing party for such costs and expenses of the arbitration. In the event reimbursement of costs and expenses of the arbitration is due to PURCHASER pursuant to this Section 3.7(b), then the holders of the Outstanding TARGET Shares and the Management Members shall (severally and not jointly) indemnify and hold harmless PURCHASER in accordance with Article 12 hereof for such costs and expenses.
     (c) PURCHASER shall cause the certificates for the PURCHASER Common Stock issuable pursuant to Section 3.6(a), if any, to be issued within five (5) business days of the Contingent Consideration Payment Date.
     SECTION 3.8 No Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of TARGET Series E-3 Stock and TARGET Prior Series E Stock exchanged pursuant to the Merger and each Management Member who would otherwise have been entitled to receive a fraction of a share of PURCHASER Common Stock (after taking into account all certificates delivered by such holder) in respect of Holder Initial Merger Consideration, Management Initial Merger Consideration or Contingent Consideration, if applicable, shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of PURCHASER Common Stock multiplied by the Average Stock Price or the Contingent Consideration Average Stock Price, as applicable. No such holder or member will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.
     SECTION 3.9 Payment in Cash.
     (a) Notwithstanding anything herein to the contrary, PURCHASER, in its sole discretion, may pay all or any portion of the Holder Initial Merger Consideration, the Management Initial Merger Consideration or the Contingent Consideration in cash to the extent necessary to avoid violating NASDAQ Marketplace Rule 4350, in which case, each holder of a certificate or certificates representing Outstanding TARGET Shares immediately prior to the Effective Time who is entitled to receive a portion of the Holder Initial Merger Consideration or Contingent Consideration pursuant to Section 3.1(c) hereof, and each Management Member who is entitled to receive a portion of the Management Initial Merger Consideration or Management Contingent Consideration pursuant to Section 3.1(b) hereof, shall receive such holder’s Pro Rata Share or such member’s Member Percentage of the aggregate cash amount paid by PURCHASER pursuant to this Section 3.9 in respect of such Holder Initial Merger Consideration, Management Initial Merger Consideration or Contingent Consideration, as applicable, and shall receive the remaining portion of such Holder Initial Merger Consideration,

Management Initial Merger Consideration or Contingent Consideration that such holder or member is otherwise entitled to receive in shares of PURCHASER Common Stock in accordance with Section 3.1(b) and Section 3.1(c) hereof, respectively.
     (b) Furthermore, notwithstanding anything herein to the contrary, PURCHASER, in its sole discretion, may pay the consideration otherwise payable by PURCHASER pursuant to Section 3.1 hereof in cash instead of shares of PURCHASER Common Stock to any Management Member otherwise entitled to receive such consideration if such Management Member does not execute and deliver to PURCHASER an Investor Representation Statement as contemplated by Section 3.1(b) hereof.
     SECTION 3.10 Adjustment to Merger Consideration.
     (a) Attached hereto as Exhibit 3 is (i) a projected unaudited balance sheet of TARGET, which (A) gives effect to the transactions contemplated hereby and other actions of TARGET contemplated herein, including, among other things, the receipt by TARGET of an additional $2,504,486 from the issuance of convertible promissory notes issued prior to the Closing, payment or adequate accrual of transaction expenses, settlement of or adequate accrual for the proceeding referenced in Section 4.15 of the TARGET Disclosure Letter, a $60,000 accrual for 2006 audit fees and all amounts owing to Comerica under that certain Amended and Restated Loan and Security Agreement referenced in Section 4.2 of the TARGET Disclosure Letter, and (B) sets forth TARGET’s estimate of the Cash Ratio (the “Estimated Cash Ratio”) as of April 3, 2007 and (ii) a schedule of TARGET’s accounts receivable as of the date hereof other than accounts receivable pursuant to the terms and conditions of the Primo Contract (the “Other Accounts Receivable”). If the Closing shall not have been consummated on or prior to April 6, 2007, TARGET shall prepare and deliver to PURCHASER an updated projected unaudited balance sheet of TARGET as of the Closing Date, which (x) gives effect to the transactions contemplated hereby and other actions of TARGET contemplated in the projected balance sheet attached as Exhibit 3 and (y) sets forth an Estimated Cash Ratio updated as of the Closing Date. The balance sheet contemplated by this Section 3.10(a), as updated if applicable, shall be the “Pro Forma Balance Sheet.”
     (b) At PURCHASER’s option, within ninety-five (95) days following the Closing Date, if it so elects, PURCHASER shall prepare and deliver to the Stockholders’ Agent (i) an unaudited balance sheet (the “Final Balance Sheet”) of the Surviving Corporation as of the Adjustment Date and (ii) a schedule of Other Accounts Receivable that have not been collected by TARGET or any PURCHASER Company on or before the ninetieth (90th) day following the Closing Date (the “Uncollected Accounts Receivable”). The Final Balance Sheet shall be substantially in the form of the Pro Forma Balance Sheet and shall be prepared in good faith and on a basis consistent with and utilizing the same GAAP compliant principles, practices and policies as those used in preparing the Pro Forma Balance Sheet. The Final Balance Sheet shall set forth the Cash Ratio as of the Adjustment Date (the “Final Cash Ratio”). The Stockholders’ Agent shall be given timely access to all supporting workpapers used in the preparation of the Final Balance Sheet and the schedule of Uncollected Accounts Receivable.
     (c) The Stockholders’ Agent may dispute any amounts reflected on the Final Balance Sheet or the calculation of the Final Cash Ratio or amounts reflected on the schedule of

Uncollected Accounts Receivable by notifying PURCHASER in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within thirty (30) days of PURCHASER’s delivery of the Final Balance Sheet and schedule of Uncollected Accounts Receivable pursuant to Section 3.10(b) hereof. If the Stockholders’ Agent delivers a notice of disagreement within such thirty (30)-day period, the Stockholders’ Agent and PURCHASER shall, during the thirty (30) days following such delivery, each use good faith efforts to reach agreement on the disputed items or amounts in order to finally determine the Final Balance Sheet, Final Cash Ratio and/or Uncollected Accounts Receivable. If the Stockholders’ Agent and PURCHASER are unable to reach agreement concerning the Final Balance Sheet, Final Cash Ratio and/or Uncollected Accounts Receivable during such thirty (30)-day period, either PURCHASER or the Stockholders’ Agent may, by written notice to the other, demand arbitration of the matter in accordance with the procedures set forth in Section 12.6 hereof.
     (d) The Final Balance Sheet, Final Cash Ratio and Uncollected Accounts Receivable shall be deemed conclusively determined for purposes of this Agreement upon the earlier to occur of (i) the failure of the Stockholders’ Agent to notify PURCHASER of a dispute within thirty (30) days of PURCHASER’s delivery of the Final Balance Sheet and schedule of Uncollected Accounts Receivable as set forth in Section 3.10(c) hereof, (ii) the written resolution of all disputes pursuant to Section 3.10(c) hereof by PURCHASER and the Stockholders’ Agent, and (iii) the resolution of all disputes by the arbitrator pursuant to Section 12.6 hereof. Within three (3) business days of such conclusive determination: if (A) the Final Cash Ratio is less than 2.30, and/or (B) the amount of the Uncollected Accounts Receivable exceeds the Established Reserve, then PURCHASER and the Stockholders’ Agent shall jointly instruct the Escrow Agent in writing to transfer from the Escrow Amount to PURCHASER an amount equal to the Adjustment Amount.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF TARGET
     With such exceptions, if any, as may be disclosed forth in a letter (the “TARGET Disclosure Letter”) to be delivered by TARGET to PURCHASER on the date hereof, TARGET hereby represents and warrants to PURCHASER as follows:
     SECTION 4.1 Organization, Standing and Power. TARGET is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware. TARGET has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. TARGET is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET. The TARGET Disclosure Letter contains a true and complete list of all jurisdictions in which TARGET is duly qualified or licensed to transact business as a foreign corporation. TARGET has no Subsidiaries.

     SECTION 4.2 Authority; No Breach.
     (a) TARGET has all corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and any Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and any Ancillary Agreements and the consummation of the transactions contemplated herein and therein, including, without limitation, the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of TARGET. This Agreement and the Merger have been approved by TARGET’s stockholders in accordance with the DGCL and TARGET’s Amended and Restated Certificate of Incorporation, as amended. Assuming due authorization, execution and delivery by the other parties hereto and thereto, this Agreement and any Ancillary Agreements represent legal, valid, and binding obligations of TARGET, enforceable against TARGET in accordance with their terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).
     (b) Neither the execution and delivery of this Agreement or any Ancillary Agreements by TARGET, nor the consummation by TARGET of the transactions contemplated hereby or thereby, nor compliance by TARGET with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provision of TARGET’s Amended and Restated Certificate of Incorporation, as amended, or Bylaws; (ii) constitute or result in a Default under, or other than those Consents listed in the TARGET Disclosure Letter, require any Consent pursuant to, or result in the creation of any Lien on any Asset of TARGET under, any Contract or Permit of TARGET, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET; or (iii) violate any Law or Order applicable to TARGET or any of its Assets.
     (c) Other than in connection or compliance with the provisions of the Securities Laws and applicable state corporate and securities Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET, no notice to, filing with, or Consent of any public body or authority is necessary for the consummation by TARGET of the Merger and the other transactions contemplated in this Agreement and any Ancillary Agreements.
     SECTION 4.3 Capital Stock.
     (a) As of the date hereof, the authorized capital stock of TARGET consists of (i) 72,469,573 shares of TARGET Common Stock, of which 3,191,197 shares are issued and outstanding as of the date of this Agreement; (ii) 128,000,780 shares of TARGET Preferred Stock, of which (a) 1,690,000 shares designated as Series A Preferred Stock are issued and outstanding as of the date of this Agreement, (b) 1,824,905 shares designated as Series B Preferred Stock are issued and outstanding as of the date of this Agreement, (c) 3,727,930 shares designated as Series C Preferred Stock are issued and outstanding as of the date of this Agreement, (d) 10,121,720 shares designated as Series D Preferred Stock are issued and outstanding as of the date of this Agreement, (e) 10,762,472 shares designated as Series D-1 Preferred Stock are issued and outstanding as of the date of this Agreement, (f) 2,797,509 shares designated as Series E Preferred Stock are issued and outstanding as of the date of this Agreement, (g) 2,805,010 shares designated as Series E-1 Preferred Stock are issued and outstanding as of the date of this Agreement, (h) 402,035 shares designated as Series E-1A Preferred Stock are issued and outstanding as of the date of this Agreement, (i) no shares designated as Series E-2 Preferred Stock are issued and outstanding as of the date of this Agreement, and (j) no shares designated as Series E-3 Preferred Stock are issued and outstanding as of the date of this Agreement. The TARGET Disclosure Letter sets forth the aggregate liquidation preference for each series of the TARGET Preferred Stock as of the date hereof.
     (b) All of the issued and outstanding shares of TARGET Capital Stock are duly authorized, validly issued and outstanding, fully paid and nonassessable under the DGCL. None of the outstanding shares of TARGET Capital Stock has been issued in violation of any preemptive rights of the current or past stockholders of TARGET.
     (c) Except as set forth in Section 4.3(a) hereof and in the TARGET Disclosure Letter, there are no shares of capital stock or other equity securities of TARGET outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls, promissory notes, or commitments or instruments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of TARGET or contracts, commitments, understandings, or arrangements by which TARGET is or may be bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock (collectively, the “TARGET Derivative Securities”). As of the Effective Time, all TARGET Derivative Securities outstanding as of the date of this Agreement and all TARGET Derivative Securities issued by TARGET after such date shall be exercised for or converted into shares of TARGET Capital Stock or shall, in the case of options and warrants outstanding (including those assumed by the Surviving Corporation as contemplated by Section 8.7 hereof), represent the right on and after the Effective Time to receive upon exercise thereof the consideration (if any) that a holder of TARGET Capital Stock of the same class or series underlying such option or warrant would have received if such option or warrant had been exercised prior to the Effective Time, but in no event shall the holder of any such option or warrant have any right to purchase or acquire any interest in the Surviving Corporation.
     (d) The TARGET Disclosure Letter sets forth a complete and accurate list of the TARGET stockholders as of the date hereof, including the number of shares, series and class of the TARGET Capital Stock held by each such stockholder. Each Management Member and Bowen own shares of TARGET Capital Stock.
     SECTION 4.4 Financial Statements.
     (a) TARGET has previously delivered to PURCHASER copies of all TARGET Financial Statements prepared prior to the date hereof. The TARGET Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are in accordance with the books and records of TARGET, which are complete and correct in all material respects; and (ii) present fairly in all material respects the financial position of TARGET as of the dates indicated and the results of operations, changes in stockholders’ equity, and cash flows of TARGET for the periods indicated, in accordance with GAAP (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material and the absence of notes and schedules).
     (b) TARGET maintains internal accounting controls, policies and procedures, and such books and records as are reasonably designed to provide reasonable assurance that (i) all transactions to which TARGET is a party or by which its properties are bound are effected by a duly authorized employee or agent of TARGET, supervised by and acting within the scope of the authority granted by the senior management of TARGET; (ii) the recorded accounting of the Assets of TARGET is compared with existing assets at regular intervals; and (iii) all transactions to which TARGET is a party, or by which its properties are bound, are recorded (and such records maintained) as necessary to ensure that the TARGET Financial Statements are prepared in accordance with GAAP.
     SECTION 4.5 Absence of Undisclosed Liabilities. TARGET has no Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET, except Liabilities which are accrued or reserved against in the balance sheet of TARGET as of December 31, 2006 that are included in the TARGET Financial Statements or reflected in the notes thereto. TARGET has not incurred or paid any Liability since December 31, 2006, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET or as disclosed in the TARGET Disclosure Letter.
     SECTION 4.6 Absence of Certain Changes of Events. Except as set forth in the TARGET Disclosure Letter, (a) since December 31, 2006, there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET; and (b) TARGET has not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a breach or violation of any of the covenants and agreements of TARGET provided in Article 7 hereof.
     SECTION 4.7 Tax Matters.
     (a) All Tax returns required to be filed by or on behalf of TARGET have been duly filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on TARGET, and all returns filed are complete and accurate in all material respects to the Knowledge of TARGET. All Taxes shown on filed returns have been paid. As of the date of this Agreement, except as set forth in the TARGET Disclosure Letter, there is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on TARGET, except as reserved against in the TARGET Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.
     (b) Except as set forth in the TARGET Disclosure Letter, TARGET has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect, and no unpaid tax deficiency has been asserted in writing against or with respect to TARGET, which deficiency is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET.
     (c) Adequate provision for any Taxes due for TARGET for the period or periods through and including the date of the TARGET Financial Statements has been made and is reflected on such TARGET Financial Statements in accordance with GAAP.
     (d) Deferred Taxes of TARGET have been provided for in accordance with GAAP.
     (e) To the Knowledge of TARGET, TARGET is in material compliance with, and its records contain all material information and documents (including, without limitation, properly completed IRS Forms W-9) necessary to comply in all material respects with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET.
     SECTION 4.8 TARGET Patents, Trademarks and Trade Names. The TARGET Disclosure Letter sets forth a true and complete list of: (a) all patents, trademarks and trade names (including, without limitation, all federal, state and foreign registrations pertaining thereto) and all copyright registrations owned by TARGET (collectively, the “Proprietary Intellectual Property”); and (b) all patents, trademarks, trade names, copyrights and all technology and processes currently used by TARGET in its business which are material to its business and are used pursuant to a license or other right granted by a third party (collectively, the “Licensed Intellectual Property” and, together with the Proprietary Intellectual Property, herein referred to as “Intellectual Property”). A true and complete list of all such licenses with respect to Licensed Intellectual Property is set forth in the TARGET Disclosure Letter. Each of the federal, state and foreign registrations pertaining to the Proprietary Intellectual Property is valid and in full force and effect. All required filings in association with such registrations have been properly made and all required fees have been paid, except where a failure to make such filings or remit such payments are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET, TARGET owns, or has the right to use pursuant to valid and effective agreements, all Intellectual Property, and the consummation of the transactions contemplated hereby will not alter or impair any such rights, except for such defects in title or other matters which in the aggregate would not have a Material Adverse Effect on TARGET. No claims are pending against TARGET by any person with respect to the use of any Intellectual Property or challenging or questioning the validity or effectiveness of any material license or agreement relating to the same that is in force as of the date hereof, and, to the Knowledge of TARGET, the current use by TARGET of the Intellectual Property does not infringe on the patent or trademark rights of any third party.

     SECTION 4.9 Assets. Except as disclosed or reserved against in the TARGET Financial Statements or in the TARGET Disclosure Letter, TARGET has good and marketable title, free and clear of all Liens, to all of its Assets. All material tangible properties used in the business of TARGET are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with TARGET’s past practices. All Assets that are material to the business of TARGET, held under leases or subleases by TARGET are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and to the Knowledge of TARGET, each such Contract is in full force and effect. To the Knowledge of TARGET, the policies of fire, theft, liability, and other insurance maintained with respect to the Assets or business of TARGET provide adequate coverage in light of TARGET’s current business practices against loss or Liability, and the fidelity and blanket bonds in effect as to which TARGET is a named insured are reasonably sufficient. The Assets of TARGET include all material assets required to operate the business of TARGET as presently conducted.
     SECTION 4.10 Environmental Matters.
     (a) TARGET, its Participation Facilities and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET.
     (b) There is no Litigation pending which TARGET has received proper notice or service thereof or, to the Knowledge of TARGET, threatened before any court, governmental agency or regulatory authority in which TARGET or any of its Participation Facilities has been or, with respect to threatened Litigation, is reasonably likely to be named as a defendant (i) for alleged noncompliance with any Environmental Law or (ii) relating to TARGET’s release into the environment of any Hazardous Material or oil, occurring at, on, under or involving a site owned, leased or operated by TARGET or any of its Participation Facilities, except for such Litigation pending or, to the Knowledge of TARGET, threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET.
     (c) There is no Litigation pending which TARGET has received proper notice or service thereof or, to the Knowledge of TARGET, threatened before any court, governmental agency or regulatory authority in which any of its Loan Properties has been or, with respect to threatened litigation, is reasonably likely to be named as a defendant (i) for alleged noncompliance with any Environmental Law or (ii) relating to TARGET’s release into the environment of any Hazardous Material or oil, occurring at, on, under or involving a Loan Property, except for such Litigation pending or, to the Knowledge of TARGET, threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET.
     (d) During the period of (i) TARGET’s ownership or operation of any of its respective current properties, (ii) TARGET’s participation in the management of any

Participation Facility, or (iii) TARGET’s holding of a security interest in a Loan Property, there have been no releases of Hazardous Material or oil by TARGET in, on, under or affecting any such property, Participation Facility, or to the Knowledge of TARGET, Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET.
     SECTION 4.11 Compliance with Laws.
     (a) TARGET has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET.
     (b) TARGET:
     (i) is not in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET; and
     (ii) has not received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (A) asserting that TARGET is not in compliance with any of the applicable Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET, (B) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET, or (C) requiring TARGET to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.
     SECTION 4.12 Labor Relations and Employee Matters.
     (a) TARGET is not the subject of any Litigation asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving TARGET, pending or, to the Knowledge of TARGET, threatened, nor to the Knowledge of any TARGET Company, is there any activity involving TARGET’s employees seeking to certify a collective bargaining unit or engaging in any other organization activity.
     (b) Except as set forth in the TARGET Disclosure Letter, TARGET has not violated, and has not incurred any liabilities under, the Worker Adjustment and Retraining

Notification Act (the “WARN Act”) or any similar state or local Law. During the ninety (90) day period prior to the date of this Agreement, TARGET has terminated fifteen (15) employees, and TARGET has paid in full to such terminated employees all accrued salary and other compensation payable to them through and including the date of such termination. As of the date hereof, TARGET has two (2) employees and, except for compensation payable to them by TARGET with respect to the pay period which includes the date hereof, TARGET has paid such employees all amounts of compensation payable to them as of the date hereof.
     (c) All Persons employed by TARGET prior to the date of this Agreement have executed an Employee Invention Assignment, Non-Disclosure, Non-Solicitation and Non-Competition Agreement, the form of which has been delivered to PURCHASER prior to the date hereof, and such Persons’ obligations thereunder have not been modified or amended after the date of such execution.
     SECTION 4.13 Employee Benefit Plans.
     (a) TARGET has set forth in the TARGET Disclosure Letter, and delivered or made available to PURCHASER, copies in each case of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plans, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, “employee benefit plans,” as that term is defined in Section 3(3) of ERISA, as currently adopted, maintained by, sponsored in whole or in part by, or contributed to by TARGET or any Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the “TARGET Benefit Plans”). Any of the TARGET Benefit Plans which is an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, is referred to herein as a “TARGET ERISA Plan.” No TARGET ERISA Plan is also a “defined benefit plan” (as defined in Section 414(j)) of the Internal Revenue Code).
     (b) All TARGET Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET. Each TARGET ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination or opinion letter from the Internal Revenue Service, and TARGET is not aware of any circumstances likely to result in revocation of any such favorable determination or opinion letter. To the Knowledge of TARGET, TARGET has not engaged in a transaction with respect to any TARGET Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof would subject TARGET to a tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET.
     (c) Within the six-year period preceding the Effective Time, to TARGET’s Knowledge, no Liability under Subtitle C or D of Title IV or ERISA has been or is expected to be incurred by TARGET with respect to any ongoing, frozen or terminated single-employer plan or the single-employer plan of any ERISA Affiliate, which Liability is reasonably likely to have a Material Adverse Effect on TARGET. TARGET has not incurred any withdrawal Liability with respect to a multi-employer plan under Subtitle B of Title TV or ERISA (regardless of whether based on contributions of an ERISA Affiliate), which Liability is reasonably likely to have a Material Adverse Effect on TARGET. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the thirty (30)-day reporting requirement has not been waived, has been required to be filed by any ERISA Affiliate within the twelve (12)-month period ending on the date hereof.
     (d) TARGET does not have any obligations for retiree health benefits under any of the TARGET Benefit Plans and there are no restrictions on the rights of TARGET to amend or terminate any such Plan without incurring any Liability thereunder, which Liability is reasonably likely to have a Material Adverse Effect on TARGET.
     (e) Except as set forth in the TARGET Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of TARGET from TARGET under any TARGET Benefit Plan or otherwise, (ii) materially increase any benefits otherwise payable under any TARGET Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.
     (f) The actuarial present values of all accrued deferred compensation entitlements (including, without limitation, entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of TARGET and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the TARGET Financial Statements to the extent required by and in accordance with GAAP.
     SECTION 4.14 Material Contracts. Neither TARGET, nor any of its respective Assets, business or operations, is a party to, or is bound or affected by, or receives benefits under, (a) any employment, severance, termination, consulting or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $10,000, and (b) any Contract relating to the borrowing of money by TARGET or the guarantee by TARGET of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully secured repurchase agreements, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business) (together with all Contracts referred to in Section 4.9 and Section 4.13(a) hereof, the “TARGET Contracts”). To its Knowledge and except as disclosed in the TARGET Disclosure Letter, TARGET is not in Default under any TARGET Contract. All of the indebtedness of TARGET for money borrowed is prepayable at any time by TARGET without penalty or premium.
     SECTION 4.15 Legal Proceedings. Except as disclosed in the TARGET Disclosure Letter, there is no Litigation instituted or pending or, to the Knowledge of TARGET, threatened (or unasserted but considered probable of assertion and which, if asserted, would have at least a reasonable probability of an unfavorable outcome) against TARGET, or against any Asset, interest, or right of TARGET, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against TARGET, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET.
     SECTION 4.16 Reports. Since January 1, 2005, TARGET has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with all Regulatory Authorities, except for such reports, the failure of which to file would not have a Material Adverse Effect on TARGET. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of their respective dates, none of such reports or documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.
     SECTION 4.17 Statements True and Correct. No statement, certificate, instrument or other writing furnished or to be furnished by TARGET or any Affiliate thereof to PURCHASER pursuant to this Agreement or Ancillary Agreement contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by TARGET or any Affiliate thereof for inclusion in any documents to be filed by PURCHASER, TARGET or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such required documents are filed be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that TARGET or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.
     SECTION 4.18 Charter and Bylaw Provisions. TARGET has taken all necessary corporate action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Amended and Restated Certificate of Incorporation, as amended, or the Bylaws or restrict or impair the ability of PURCHASER to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of TARGET that may be acquired or controlled by it.
     SECTION 4.19 Investor Status. Except for the Person identified on the TARGET Disclosure Letter, to the Knowledge of TARGET each Person entitled to receive shares of PURCHASER Common Stock pursuant to or as contemplated by this Agreement, including, without limitation, Stephen Crummey and Bowen, is an “accredited investor” as such term is defined in Rule 501 promulgated under the 1933 Act.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PURCHASER
     With such exceptions, if any, as may be disclosed in a letter (the “PURCHASER Disclosure Letter”) to be delivered by PURCHASER to TARGET on the date hereof or as disclosed in the Current SEC Documents, PURCHASER hereby represents and warrants to the TARGET and the TARGET Indemnified Persons as follows:
     SECTION 5.1 Organization, Standing and Power. PURCHASER is a corporation duly organized, validly existing, and in good standing under the laws of the State of Minnesota. PURCHASER has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. PURCHASER is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER.
     SECTION 5.2 Authority; No Breach.
     (a) PURCHASER has all corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and any Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and any Ancillary Agreements and the consummation of the transactions contemplated herein and therein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of PURCHASER. Assuming due authorization, execution and delivery by the other parties hereto and thereto, this Agreement and any Ancillary Agreements represent legal, valid, and binding obligations of PURCHASER, enforceable against PURCHASER in accordance with their terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).
     (b) Neither the execution and delivery of this Agreement or any Ancillary Agreements by PURCHASER, nor the consummation by PURCHASER of the transactions contemplated hereby or thereby, nor compliance by PURCHASER with any of the provisions hereof or thereof will (i) conflict with or result in a breach of any provision of PURCHASER’s Articles of Incorporation or Bylaws; or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any PURCHASER Company under, any Contract or Permit of any PURCHASER Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER; or (iii) subject to receipt of requisite approvals referred to in Section 9.1(b) hereof, violate any Law or Order applicable to any PURCHASER Company or any of their respective Assets.

     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASDAQ, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER, no notice to, filing with, or Consent of any public body or authority is necessary for the consummation by PURCHASER of the Merger and the other transactions contemplated by this Agreement and the Ancillary Agreements.
     SECTION 5.3 Capital Stock.
     (a) As of April 3, 2007, the authorized capital stock of PURCHASER consists of (i) 120,000,000 shares of PURCHASER Common Stock, of which 49,374,515shares were issued and outstanding; and (ii) 1,000,000 shares of Preferred Stock, none of which are issued or outstanding as of the date of this Agreement. All of the issued and outstanding shares of PURCHASER Common Stock are, and all of the shares of PURCHASER Common Stock to be issued in exchange for shares of TARGET Capital Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued and outstanding, fully paid and nonassessable under the MBCA. None of the outstanding shares of PURCHASER Common Stock has been, and none of the shares of PURCHASER Common Stock to be issued in exchange for shares of TARGET Capital Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past stockholders of PURCHASER.
     (b) Except as set forth in Section 5.3(a) hereof, or as set forth in the PURCHASER Disclosure Letter or in PURCHASER’s SEC Documents that are expressly incorporated by reference in the PURCHASER Disclosure Letter, there are no shares of capital stock or other equity securities of PURCHASER outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of PURCHASER or contracts, commitments, understandings, or arrangements by which PURCHASER is or may be bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock.
     SECTION 5.4 SEC Documents. PURCHASER has heretofore made available to TARGET the SEC Documents. As of the date thereof (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the SEC Documents did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since January 1, 2006, PURCHASER has timely filed all SEC Documents required to be filed by it pursuant to the 1933 Act and the 1934 Act and the rules and regulations of the SEC thereunder, which complied as to form, at the time such form, document or report was filed, in all material respects with the applicable requirements of the 1933 Act and the 1934 Act and the rules and regulations of the SEC thereunder.

     SECTION 5.5 Financial Statements.
     (a) As previously provided to TARGET, the PURCHASER Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are in accordance with the books and records of the PURCHASER Companies, which are complete and correct in all material respects; (ii) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto; and (iii) present fairly in all material respects the consolidated financial position of the PURCHASER Companies as of the dates indicated and the consolidated results of operations, changes in stockholders’ equity, and cash flows of the PURCHASER Companies for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material and the absence of notes and schedules).
     (b) PURCHASER maintains internal accounting controls, policies and procedures, and such books and records as are reasonably designed to provide reasonable assurance that (i) all transactions to which any PURCHASER Company is a party or by which its respective properties are bound are effected by a duly authorized employee or agent of such PURCHASER Company, supervised by and acting within the scope of the authority granted by the senior management of such PURCHASER Company; (ii) the recorded accounting of the Assets of each PURCHASER Company is compared with existing assets at regular intervals; and (iii) all transactions to which any PURCHASER Company is a party, or by which its respective properties are bound, are recorded (and such records maintained) as necessary to ensure that the PURCHASER Financial Statements are prepared in accordance with GAAP.
     SECTION 5.6 Absence of Undisclosed Liabilities. No PURCHASER Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER, except Liabilities which are accrued or reserved against in the PURCHASER Financial Statements or reflected in the notes thereto. No PURCHASER Company has incurred or paid any Liability since September 30, 2006, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER.
     SECTION 5.7 Absence of Certain Changes or Events. Since September 30, 2006(a) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER; and (b) the PURCHASER Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of PURCHASER provided in Article 7 of this Agreement.
     SECTION 5.8 Tax Matters.
     (a) All Tax returns required to be filed by or on behalf of any of the PURCHASER Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 2006, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on PURCHASER, and all returns filed are complete and accurate in all material respects to the Knowledge of PURCHASER. All Taxes shown on filed returns have been paid. As of the date of this Agreement, there is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on PURCHASER, except as reserved against in the PURCHASER Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.
     (b) None of the PURCHASER Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect, and no unpaid tax deficiency has been asserted in writing against or with respect to any PURCHASER Company, which deficiency is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER.
     (c) Adequate provision for any Taxes due for any of the PURCHASER Companies for the period or periods through and including the date of the respective PURCHASER Financial Statements has been made and is reflected on such PURCHASER Financial Statements in accordance with GAAP.
     (d) Deferred Taxes of the PURCHASER Companies have been provided for in accordance with GAAP.
     SECTION 5.9 Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER, (i) PURCHASER and the PURCHASER Subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent applications, patent rights, trademarks, trademark rights, trade names, trade dress, trade name rights, copyrights and copyright registrations and applications, copyright rights, service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights and information used or held for use in connection with the respective businesses of PURCHASER and the PURCHASER Subsidiaries as currently conducted (collectively, the “PURCHASER IP”), free and clear of all liens other than those in favor of the IP Lien Holders, and (ii) PURCHASER is unaware of any assertion or claim challenging the ownership, use or validity of any of the foregoing. The licenses associated with the PURCHASER IP are valid and binding obligations of PURCHASER, enforceable in accordance with their terms, and there are no material breaches or defaults thereunder. The conduct of the respective businesses of PURCHASER and the PURCHASER Subsidiaries as currently conducted does not infringe upon any patent, patent right, license, trademark, trademark right, trade dress, trade name, trade name right, service mark, copyright or copyright right of any third party that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER. To the Knowledge of PURCHASER, there are no infringements of any proprietary rights owned by or licensed by or to PURCHASER or any PURCHASER Subsidiary that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER.

     SECTION 5.10 Environmental Matters.
     (a) Each PURCHASER Company, its Participation Facilities and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER.
     (b) There is no Litigation pending which PURCHASER has received proper notice or service thereof or, to the Knowledge of PURCHASER, threatened before any court, governmental agency or authority or other forum in which any PURCHASER Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release by any PURCHASER Company into the environment of any Hazardous Material or oil, occurring at, on, under or involving a site owned, leased or operated by any PURCHASER Company or any of its Participation Facilities, except for such Litigation pending or, to the Knowledge of PURCHASER, threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER.
     (c) There is no Litigation pending which PURCHASER has received proper notice or service thereof or, to the Knowledge of PURCHASER, threatened before any court, governmental agency or regulatory authority in which any of its Loan Properties (or any PURCHASER Company in respect of such Loan Property) has been or, with respect to threatened Litigation, is reasonably likely to be named as a defendant (i) for alleged noncompliance, with any Environmental Law or (ii) relating to the release by any PURCHASER Company into the environment of any Hazardous Material or oil, occurring at, on, under or involving a Loan Property, except for such Litigation pending or, to the Knowledge of PURCHASER, threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER.
     (d) During the period of (i) any PURCHASER Company’s ownership or operation of any of their respective current properties, (ii) any PURCHASER Company’s participation in the management of any Participation Facility, or (iii) any PURCHASER Company’s holding of a security interest in a Loan Property, there have been no releases of Hazardous Material or oil in, on, under or affecting such property, Participation Facility, or to the Knowledge of PURCHASER, Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER.
     SECTION 5.11 Compliance with Laws.
     (a) Each PURCHASER Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER.

     (b) To the Knowledge of PURCHASER, no PURCHASER Company:
     (i) is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER; or
     (ii) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (A) asserting that any PURCHASER Company is not in compliance with any of the applicable Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER, (B) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER, or (C) requiring any PURCHASER Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board of Directors resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.
     SECTION 5.12 Legal Proceedings. There is no Litigation instituted or pending or, to the Knowledge of PURCHASER, threatened (or unasserted but considered probable of assertion and which, if asserted, would have at least a reasonable probability of an unfavorable outcome) against PURCHASER or any PURCHASER Company, or against any asset, interest, or right of PURCHASER or any PURCHASER Company, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against PURCHASER, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER.
     SECTION 5.13 Reports. Since January 1, 2005, each PURCHASER Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with all Regulatory Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of their respective dates, such reports and documents did not contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.
     SECTION 5.14 Statements True and Correct. No statement, certificate, instrument or other writing furnished or to be furnished by any PURCHASER Company or any Affiliate thereof to TARGET or any TARGET Indemnified Person pursuant to this Agreement or any Ancillary Agreement contains or will contain any untrue statement of any material fact or omits or will omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by TARGET, any PURCHASER Company or any Affiliate thereof for inclusion in any documents to be filed by any PURCHASER Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that any PURCHASER Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.
     SECTION 5.15 Tax Treatment. Notwithstanding anything herein to the contrary, PURCHASER makes no representation or warranty whatsoever to the TARGET Indemnifying Persons as to the qualification of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, and all parties acknowledge that PURCHASER will report the Merger as such for income tax purposes only if so advised by its tax advisors.
ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF MERGER SUB
     PURCHASER and MERGER SUB hereby, jointly and severally, represent and warrant to the TARGET and the TARGET Indemnified Person as follows:
     SECTION 6.1 Organization, Standing and Power. MERGER SUB is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware. MERGER SUB has all corporate power and authority to carry on its business as now conducted and to own, lease or operate its Assets. MERGER SUB is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdiction where the character of its Assets or the nature of conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MERGER SUB.
     SECTION 6.2 Authority; No Breach.
     (a) MERGER SUB has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and any Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and any Ancillary Agreements and the consummation of the transactions contemplated herein and therein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of MERGER SUB. Assuming due authorization, execution and delivery by the other parties hereto and thereto, this Agreement and any Ancillary Agreements represent legal, valid, and binding obligations of MERGER SUB, enforceable against MERGER SUB in accordance with their terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b) Neither the execution and delivery of this Agreement or any Ancillary Agreement by MERGER SUB, nor the consummation by MERGER SUB of the transactions contemplated hereby or thereby, nor compliance by MERGER SUB with any of the provisions hereof or thereof will (i) conflict with or result in a breach of any provision of MERGER SUB’s Certificate of Incorporation or Bylaws; (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of MERGER SUB under, any Contract or Permit of MERGER SUB, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MERGER SUB; or (iii) subject to receipt of the requisite approval referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to MERGER SUB or any of its Assets.
     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MERGER SUB, no notice to, filing with, or Consent of any public body or authority is necessary for the consummation by MERGER SUB of the Merger and the other transactions contemplated in this Agreement and any Ancillary Agreements.
ARTICLE 7
CONDUCT OF BUSINESS PENDING CONSUMMATION
     SECTION 7.1 Affirmative Covenants of TARGET. Unless the prior written consent of PURCHASER and MERGER SUB shall have been obtained, and except as otherwise contemplated herein, TARGET shall: (a) operate the TARGET business in the usual, regular, and ordinary course (taking into account TARGET’s operating and financial condition); (b) use commercially reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises (taking into account TARGET’s operating and financial condition); (c) use its reasonable efforts to cause its representations and warranties to be correct at all times; and (d) take no action which would (i) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the second sentence of Section 9.1(b) hereof; or (ii) adversely affect in any material respect the ability of any Party to perform its covenants and agreements under this Agreement.
     SECTION 7.2 Covenants of PURCHASER. Unless the prior written consent of TARGET shall have been obtained, which consent shall not be unreasonably withheld, conditioned or delayed, and except as otherwise contemplated herein, PURCHASER shall: (a) operate its business in the usual, regular, and ordinary course; (b) preserve intact its business organization and Assets and maintain its rights and franchises; (c) use its reasonable efforts to cause its representations and warranties to be correct at all times; and (d) take no action which would (i) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the second sentence of Section 9.1(b) hereof; or (ii) adversely affect in any material respect the ability of any Party to perform its covenants and agreements under this Agreement.

     SECTION 7.3 Adverse Changes in Condition.
     Each Party agrees to give written notice promptly to each other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (a) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party or (b) is reasonably likely to cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable best efforts to prevent or promptly to remedy the same.
     SECTION 7.4 Reports. Each Party shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to each other Party copies of all such reports promptly after the same are filed if such reports are not available via the SEC’s EDGAR system. Any financial statements contained in any reports filed with Regulatory Authorities shall be prepared in accordance with Laws applicable to such reports.
ARTICLE 8
ADDITIONAL AGREEMENTS
     SECTION 8.1 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws, as promptly as practicable so as to permit consummation of the Merger at the earliest possible date and to otherwise enable consummation of the transactions contemplated hereby and shall cooperate fully with the other Party hereto to that end, including, without limitation, using its reasonable best efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 12 hereof. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable best efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.
     SECTION 8.2 Investigation and Confidentiality.
     (a) Between the date of this Agreement and the Effective Time, TARGET will provide PURCHASER and its accountants, investment bankers, counsel and other authorized representatives full access, during reasonable business hours and under reasonable circumstances to any and all of TARGET’s premises, properties, contracts, commitments, books, records and other information (including, without limitation, tax returns filed and those in preparation) and will cause its respective officers and employees to furnish to PURCHASER and its authorized representatives any and all financial, technical and operating data and other information pertaining to the TARGET Business, as PURCHASER shall from time to time reasonably request. Prior to the Effective Time, each Party will keep each other Party advised of all material developments relevant to its business and to consummation of the Merger.
     (b) Except as may be required by applicable law or legal process, and except for such disclosure to those of its directors, officers, employees and representatives as may be appropriate or required in connection with the transactions contemplated hereby, each Party shall hold in confidence all nonpublic information obtained from each other Party (including, without limitation, work papers and other material derived therefrom) as a result of this Agreement or in connection with the transactions contemplated hereby (whether so obtained before or after the execution hereof) until such time as the Party providing such information consents to its disclosure or such information becomes otherwise publicly available. Promptly following any termination of this Agreement, each of the Parties agrees to use its reasonable best efforts to cause its respective directors, officers, employees and representatives to destroy or return to the providing party all such nonpublic information (including, without limitation, work papers and other material retrieved therefrom), including, without limitation, all copies thereof. Each Party shall, and shall cause its directors, officers, employees, representatives, advisers and agents to, maintain the confidentiality of all confidential information furnished to it by any other Party pursuant to this Section 8.2 or otherwise concerning its business, operations, and financial position and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement.
     (c) Each Party agrees to give each other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to such other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of such other Party or which has had or is reasonably likely to have a Material Adverse Effect on such other Party.
     SECTION 8.3 Press Releases.
     Prior to the Effective Time, TARGET and PURCHASER shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this Section 8.3 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law.
     SECTION 8.4 No Solicitation.
     (a) TARGET shall not, nor shall it authorize or permit any officer, director of employee of, or any investment banker, attorney or other advisor or representative of, TARGET to, (i) solicit or initiate, or encourage the submission of, any takeover proposal (as defined below) or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal. For purposes of this Agreement, “takeover proposal” means an inquiry, proposal or acquisition or purchase of a substantial amount of assets of TARGET or of over five percent (5%) of any class of equity securities of TARGET or any tender offer or exchange offer that if consummated would result in any Person beneficially owning five percent (5%) or more of any class of equity securities of TARGET, or any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving TARGET other than the transactions contemplated by this Agreement, or any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which would reasonably be expected to dilute materially the benefits to PURCHASER of the transactions contemplated hereby; provided that “takeover proposal” shall not include the issuance of convertible promissory notes (or the securities issuable upon conversion thereof) to holders, as of the date hereof, of capital stock of TARGET.
     (b) Neither the Board of Directors of TARGET nor any committee thereof shall, (unless the Board of Directors or such committee reasonably concludes that failure to do so would violate applicable fiduciary duties), (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to PURCHASER, the approval or recommendation of such Board of Directors or any such committee of this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any takeover proposal or (iii) enter into any agreement with respect to any takeover proposal. Notwithstanding the foregoing provisions of this Section 8.4, if in the opinion of the Board of Directors of TARGET, after consultation with counsel, failure to do so would violate its fiduciary duties under applicable law, then, prior to the approval of the Merger by the TARGET stockholders, the Board of Directors of TARGET may (subject to the terms of this and the following sentences) withdraw or modify its approval or recommendation of this Agreement or the Merger, approve or recommend a superior proposal (as hereinafter defined), enter into discussions or negotiations regarding, take any other action to facilitate, and/or enter into an agreement with respect to a superior proposal, in each case at any time after the second business day following PURCHASER’s receipt of written notice advising PURCHASER that the Board of Directors of TARGET has received a superior proposal, specifying the material terms and conditions of such superior proposal and identifying the Person making such superior proposal; provided, however, that TARGET shall not enter into an agreement with respect to a superior proposal unless TARGET shall have furnished PURCHASER with written notice no later than 12:00 noon one (1) day in advance of any date that it intends to enter into such agreement. In addition, if TARGET enters into an agreement with respect to a superior proposal, it shall cause to be paid to PURCHASER the Termination Fee as set forth in Section 13.2 no later than the date it enters into such agreement. For purposes of this Agreement, a “superior proposal” means any bona fide takeover proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than fifty percent (50%) of the shares of TARGET Capital Stock then outstanding or all or substantially all of the assets of TARGET and otherwise on terms which the Board of Directors of TARGET determines in its good faith judgment (based on the advice of Bowen) to be more favorable to its stockholders than the Merger.
     (c) TARGET shall immediately advise PURCHASER orally and in writing of any request for information or of any takeover proposal, or any inquiry with respect to or which could lead to any takeover proposal, the material terms and conditions of such request, takeover proposal or inquiry, and the identity of the person making any takeover proposal or inquiry. TARGET shall keep PURCHASER fully informed of the status and details (including, without limitation, amendments or proposed amendments) of any such request, takeover proposal or inquiry.
     SECTION 8.5 Employee Benefits and Contracts. Following the Effective Time, PURCHASER shall provide generally to officers and employees of TARGET who are retained by any PURCHASER Company or TARGET after the Effective Time employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of PURCHASER Common Stock), on terms and conditions which when taken as a whole are substantially similar to those currently provided by the PURCHASER Companies to their similarly situated officers and employees. To the extent permitted by such employee benefit plans and for purposes of participation and vesting under such employee benefit plans, (i) the service of the employees of TARGET prior to the Effective Time shall be treated as service with a PURCHASER Company participating in such employee benefit plans and (ii) all deductible amounts paid by the employees of TARGET through the Closing Date under the TARGET Benefit Plans shall be credited to such employees for the current plan year under PURCHASER’s employee benefits plans after the Closing Date. PURCHASER also shall honor in accordance with their terms all employment, severance, consulting and other compensation Contracts set forth in the TARGET Disclosure Letter between TARGET and any current or former director, officer, or employee thereof, except as otherwise expressly agreed between PURCHASER and such Person, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the TARGET Benefit Plans.
     SECTION 8.6 Indemnification Against Certain Liabilities. PURCHASER agrees that all rights to indemnification and all limitations of liability existing in favor of current and former officers and directors of the Surviving Corporation as provided in the Certificate of Incorporation and Bylaws of MERGER SUB as of the date of this Agreement shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period of not less than six (6) years from the Effective Time, and during such period PURCHASER will ensure that either PURCHASER or the Surviving Corporation shall fulfill and honor the obligations of TARGET to indemnify the current or former officers or directors of TARGET with respect to matters occurring prior to the Effective Time to the extent such obligations exist on the date of this Agreement pursuant to TARGET’s Amended and Restated Certificate of Incorporation, as amended, and Bylaws; provided, however, that all rights to any indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim. No later than the Effective Time, TARGET shall purchase extended “tail coverage” for its directors’ and officers’ liability insurance coverage with respect to claims arising from or related to facts or events which occurred at or before the Effective Time for up to five (5) years following the Effective Time; provided that PURCHASER shall pay fifty percent (50%) of the cost of such extended “tail coverage” up to FIFTEEN THOUSAND DOLLARS ($15,000).
     SECTION 8.7 Assumption of TARGET Options and Warrants. The Surviving Corporation assumes as of and subject to the Effective Time all of TARGET’s duties and obligations pursuant to the options and warrants to purchase TARGET Capital Stock which are listed on Section 8.7 of the TARGET Disclosure Letter.
     SECTION 8.8 Restricted Securities. The Parties hereto acknowledge and agree that the shares of PURCHASER Common Stock issuable to the TARGET stockholders pursuant to Article 3 hereof shall constitute “restricted securities” within the 1933 Act. The certificates of PURCHASER Common Stock issued pursuant to Article 3 hereof shall bear a legend to such effect. It is acknowledged and understood that PURCHASER is relying on certain written representations made by each holder of TARGET Series E-3 Stock and TARGET Prior Series E Stock immediately prior to the Effective Time, each Management Member and Bowen.

     SECTION 8.9 PURCHASER Stockholder Meeting. PURCHASER agrees to use commercially reasonable efforts to seek at PURCHASER’s 2007 annual meeting of stockholders (including, without limitation, any adjournment or postponement thereof, the “PURCHASER 2007 Stockholder Meeting”) the affirmative vote of the holders of the number of shares of Outstanding PURCHASER Common Stock required under the Articles of Incorporation of PURCHASER and the MBCA to approve the issuance in connection with the Merger of a number of shares of PURCHASER Common Stock in excess of twenty percent (20%) of the number of shares of PURCHASER Common Stock outstanding on the date of this Agreement in order to comply with NASDAQ Marketplace Rule 4350. In the event that such approval is not obtained at the PURCHASER 2007 Stockholder Meeting, then PURCHASER shall continue to use commercially reasonably efforts to obtain such approval as soon as practicable after the PURCHASER 2007 Stockholder Meeting, but no less frequently than quarterly thereafter.
ARTICLE 9
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE
     SECTION 9.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived in accordance with Section 13.6(a) and Section 13.6(b) hereof.
     (a) All corporate action necessary by TARGET to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken.
     (b) All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect, and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including, without limitation, requirements relating to the raising of additional capital or the disposition of Assets) which, in the reasonable judgment of the Board of Directors of either Party, would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger; provided, however, that no such condition or restriction shall be deemed to be materially adverse unless it materially differs from terms and conditions customarily imposed by any Regulatory Authority in connection with similar transactions.
     (c) Each Party shall have obtained any and all Consents required for consummation of the Merger or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party.
     (d) No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary,

preliminary or permanent) or taken any other action which prohibits, materially restricts or makes illegal consummation of the transactions contemplated by this Agreement.
     (e) All necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of PURCHASER Common Stock issuable pursuant to the Merger shall have been received.
     SECTION 9.2 Conditions to Obligations of PURCHASER and MERGER SUB. The obligations of PURCHASER and MERGER SUB to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by PURCHASER and MERGER SUB pursuant to Section 13.6(a) hereof:
     (a) The representations and warranties of TARGET set forth or referred to in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except (i) as expressly contemplated by this Agreement, or (ii) for representations and warranties (other than the representations and warranties set forth in Section 4.3 hereof, which shall be true in all respects) the inaccuracies of which relate to matters that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET; provided that TARGET shall update the representations and warranties set forth in (A) Section 4.3(a) hereof to give effect to the issuance of convertible promissory notes to holders, as of the date hereof, of capital stock of TARGET and to provide the aggregate liquidation preference for each series of the TARGET Preferred Stock immediately prior to the Closing; (B) Section 4.3(d) hereof to provide a complete and accurate list of TARGET stockholders immediately prior to the Closing, including the number of shares, series and class of the TARGET Capital stock held by each such stockholder; and (C) Section 4.15 hereof to reflect the status as of the Closing of legal proceedings previously disclosed in the TARGET Disclosure Letter.
     (b) Each and all of the agreements and covenants of TARGET to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.
     (c) If the Closing shall not have been consummated on or prior to April 6, 2007, TARGET shall have delivered an updated Pro Forma Balance Sheet, as contemplated by Section 3.10(a).
     (d) No proceeding or lawsuit shall have been commenced by any Person for the purpose of obtaining any injunction, writ or preliminary restraining order to the effect that the Merger may not be consummated as provided herein.
     (e) TARGET shall have delivered to PURCHASER each of the documents, agreement, certificates and other instruments set forth in Section 10.1 hereof.
     (f) TARGET shall have issued convertible promissory notes with an aggregate principal amount of $2,504,486 and shall have received the full proceeds thereof.

     (g) Since the date of this Agreement, there shall have been no event, charge or occurrence, individually or in the aggregate, with respect to TARGET having, or which could reasonably be expected to have, a Material Adverse Effect on TARGET.
     SECTION 9.3 Conditions to Obligations of TARGET. The obligations of TARGET to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by TARGET pursuant to Section 13.6(b) of this Agreement:
     (a) The representations and warranties of PURCHASER set forth or referred to in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except (i) as expressly contemplated by this Agreement; or (ii) for representations and warranties (other than the representations and warranties set forth in Section 5.3 of this Agreement, which shall be true in all respects) the inaccuracies of which relate to matters that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER.
     (b) Each and all of the agreements and covenants of PURCHASER to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.
     (c) No proceeding or lawsuit shall have been commenced by any Person for the purpose of obtaining any injunction, writ or preliminary restraining order to the effect that the Merger may not be consummated as provided herein.
     (d) Since the date of this Agreement, there shall have been no event, change or occurrence, individually or in the aggregate, with respect to PURCHASER having, or which could reasonable be expected to have, a Material Adverse Effect on PURCHASER.
     (e) PURCHASER shall have delivered to TARGET each of the documents, agreements, certificates and other instruments set forth in Section 10.2 hereof.
ARTICLE 10
CLOSING DELIVERIES
     SECTION 10.1 TARGET Closing Deliveries. TARGET shall deliver to PURCHASER on or before the Effective Time each of the following:
     (a) a certificate, dated as of the Effective Time and executed on behalf of TARGET by its chief executive officer, to the effect that the conditions set forth in Section 9.2(a) and Section 9.2(b) hereof have been satisfied in all material respects;
     (b) certified copies of TARGET’s Amended and Restated Certificate of Incorporation, as amended, and Bylaws;

     (c) certified copies of resolutions duly adopted by TARGET’s Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as PURCHASER and its counsel shall reasonably request;
     (d) a certificate executed by TARGET’s chief executive officer, certifying and otherwise providing evidence that TARGET has complied in full with Section 228(e) of the DGCL with respect to the Merger, in such reasonable detail as PURCHASER and its counsel shall reasonably request;
     (e) certified copies of resolutions duly adopted by TARGET’s Board of Directors regarding the determinations made by such board with respect to the administration and application of the TARGET Employee Bonus Pool with respect to the Merger and this Agreement in the form attached hereto as Exhibit 4;
     (f) an opinion of Bingham McCutchen LLP, counsel to TARGET, dated as of the Closing Date, in substantially the form of Exhibit 5 hereto;
     (g) an Investor Representation Statement executed by Stephen Crummey and counterpart signature pages executed by Mr. Crummey and TARGET to an agreement, in form and substance reasonably acceptable to PURCHASER, pursuant to which Mr. Crummey (i) agrees to accept a number of shares of PURCHASER Common Stock having an aggregate value of ONE HUNDRED EIGHTY EIGHT THOUSAND DOLLARS ($188,000), with each such share valued at the Average Stock Price, in full satisfaction of all severance and other amounts payable by TARGET or any of its Subsidiaries to Mr. Crummey as a result of the transactions contemplated by this Agreements; and (ii) waives and releases all claims against TARGET and its Subsidiaries and their respective officers, directors, managers, employees and representatives arising out of, relating to or resulting from Mr. Crummey’s employment with TARGET or any of its Subsidiaries (the “Crummey Agreement”);
     (h) an Investor Representation Statement executed by Bowen and counterpart signature pages executed by Bowen and TARGET to an agreement, in form and substance reasonably acceptable to PURCHASER pursuant to which Bowen (i) agrees to accept (A) TWO HUNDRED THOUSAND DOLLARS ($200,000) in cash and (B) a number of shares of PURCHASER Common Stock having an aggregate value equal to TWO HUNDRED THOUSAND DOLLARS ($200,000), with each such share valued at the Average Stock Price, in full satisfaction of all amounts payable by TARGET to Bowen as a result of the transactions contemplated by this Agreement, and (ii) waives and releases all claims against TARGET and its Subsidiaries and their respective officers, directors, managers, employees and representatives arising out of, relating to or resulting from the transactions contemplated by this Agreement (the “Bowen Agreement”);
     (i) resignation letters from each officer and director of TARGET in form and substance reasonably acceptable to PURCHASER, with such resignations to be effective as of the Effective Time;

     (j) a counterpart signature page to the Escrow Agreement, executed by the Stockholders’ Agent;
     (k) Certificate of Merger, in form attached as Exhibit 6, executed by TARGET;
     (l) a Management Member Agreement, executed by each Management Member;
     (m) a written Consent to the Merger, in form and substance reasonably acceptable to PURCHASER from the landlord under the Rockville Lease;
     (n) evidence in form and substance reasonably acceptable to PURCHASER that the Rockville Lease will terminate on December 31, 2007; and
     (o) a certificate executed by TARGET’s chief executive officer stating the (i) amount of the Series E-3 Liquidation Preference as of the Closing Date (as calculated pursuant to TARGET’s Amended and Restated Certificate of Incorporation, as amended) and (ii) the amount of the Series E-3 Contingent Consideration in accordance with the definition thereof provided in Section 13.1 hereof.
     SECTION 10.2 PURCHASER Closing Deliveries. PURCHASER shall deliver to TARGET on or before the Effective Time each of the following:
     (a) a certificate, dated as of the Effective Time and executed on behalf of PURCHASER by an executive officer of PURCHASER, to the effect that the conditions set forth in Section 9.3(a) and Section 9.3(b) here of have been satisfied in all material respects;
     (b) certified copies of PURCHASER’s Articles of Incorporation and Bylaws;
     (c) certified copies of resolutions duly adopted by PURCHASER’s Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as TARGET and its counsel shall reasonably request;
     (d) a counterpart signature page to the Registration Rights Agreement and Escrow Agreement executed by PURCHASER;
     (e) an opinion of Rogers & Hardin LLP, counsel to PURCHASER, dated as of the Closing Date, in substantially the form of Exhibit 7 hereto; and
     (f) Certificate of Merger, executed by MERGER SUB.
ARTICLE 11
TERMINATION
     SECTION 11.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of TARGET, this

Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:
     (a) by consent of the Boards of Directors of PURCHASER, MERGER SUB and TARGET;
     (b) by TARGET or PURCHASER (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by PURCHASER or TARGET, respectively, of any covenant or agreement contained in this Agreement which cannot be or has not been cured within (30) days after the giving of written notice to the breaching Party of such breach;
     (c) by TARGET or PURCHASER in the event that the Merger shall not have been consummated by April 13, 2007, but only if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 11.1(c);
     (d) by TARGET or PURCHASER (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 11.1(c) of this Agreement; or
     (e) by TARGET in connection with entering into a definitive agreement in accordance with Section 8.4(b) hereof, provided that it has complied with all provisions thereof, including the notice provisions therein.
     SECTION 11.2 Effect of Termination. In the event of the termination of this Agreement and abandonment of the Merger pursuant to Section 11.1 hereof, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 11.2 and Section 8.2(b), Section 8.4(b), Section 13.2 and Section 13.15 hereof shall survive any such termination and abandonment; and (ii) a termination pursuant to Section 11.1 hereof shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.
ARTICLE 12
ESCROW FUND AND INDEMNIFICATION
     SECTION 12.1 Escrow Fund.
     (a) At the Closing, the Indemnification Escrow Shares and the Primo Escrow Shares (collectively, the “Escrow Shares”) shall be registered in the name of the Escrow Agent, but for the benefit of the holders of the Outstanding TARGET Series E-3 Shares immediately prior to the Effective Time and the Management Members, and shall be deposited with an escrow agent reasonably acceptable to TARGET and PURCHASER (the “Escrow Agent”), with such deposit and any Additional Escrow Shares to constitute the escrow fund (the “Escrow Fund”) and to be governed by the terms set forth herein and in the Escrow Agreement in substantially the form of Exhibit 8 hereto (the “Escrow Agreement”). The Indemnification Escrow Shares (but not the

Primo Escrow Shares) shall be available to compensate PURCHASER pursuant to the indemnification obligations of the holders of the Outstanding TARGET Shares immediately prior to the Effective Time and the Management Members, and the Primo Escrow Shares (but not the Indemnification Escrow Shares) shall be held in escrow and shall be released in accordance with the further provisions of this Article 12 and the Escrow Agreement either to the PURCHASER or to the holders, immediately prior to the Effective Time, of the Outstanding TARGET Series E-3 Shares and the Management Members. In the event PURCHASER issues any Additional Escrow Shares, such shares will be issued in the name of the Escrow Agent (for the benefit of the holders of the Outstanding TARGET Series E-3 Shares immediately prior to the Effective Time and the Management Members) and delivered to the Escrow Agent in the same manner as the Escrow Shares delivered at the Closing.
     (b) Except for dividends paid in stock declared with respect to the Escrow Shares (“Additional Escrow Shares”), which shall be treated as Escrow Shares pursuant to Section 12.1(a) hereof, any cash dividends, dividends payable in securities or other distributions of any kind made in respect of the Escrow Shares will be delivered to the holders of the Outstanding TARGET Series E-3 Shares immediately prior to the Effective Time and the Management Members based on each such holder’s or member’s Proportionate Share thereof. Subject to Section 3.5 hereof, each such holder and member shall have voting rights with respect to the Escrow Shares deposited in the Escrow Fund with respect to such holder’s or member’s Proportionate Share thereof so long as such Escrow Shares are held in escrow, and PURCHASER will take all reasonable steps necessary to allow the exercise of such rights. While the Escrow Shares remain in the Escrow Agent’s possession pursuant to this Agreement and the Escrow Agreement, the holders of Outstanding TARGET Series E-3 Shares immediately prior to the Effective Time and the Management Members shall retain and shall be able to exercise all other incidents of ownership of such Escrow Shares which are not inconsistent with the terms and conditions of this Agreement.
     (c) No fractional shares shall be released and delivered from escrow to any holder of Outstanding TARGET Series E-3 Shares immediately prior to the Effective Time or any Management Member. In lieu of any fraction of an Escrow Share to which any such Person would otherwise be entitled, such Person will receive from PURCHASER an amount of cash (rounded to the nearest whole cent) equal to the product of such fraction multiplied by the Average Stock Price.
     (d) Unless and until such shares shall have been released to the holders, immediately prior to the Effective Time, of Outstanding TARGET Series E-3 Shares or to Management Members, no Escrow Shares or Additional Escrow Shares or any beneficial interest therein may be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of any such shares by the Escrow Agent as provided herein.
     (e) Subject to the terms of the Escrow Agreement, the Escrow Agent is granted the power, effective as of the Closing, to effect any transfer of Escrow Shares contemplated by this Agreement. PURCHASER will cooperate with the Escrow Agent in promptly issuing stock certificates to effect such transfers.

     SECTION 12.2 Indemnification.
     (a) All representations and warranties made by TARGET, PURCHASER or MERGER SUB herein, or in any certificate, schedule or exhibit delivered pursuant hereto, shall survive and continue in full force and effect through the twelve (12) month anniversary of the Closing Date and shall terminate immediately thereafter; provided, however, that if a claim is made prior such anniversary for indemnification pursuant to this Article 12 or pursuant to Section 3.6 hereof in connection with PURCHASER’s Set-Off Right, and such claim remains unsatisfied at the end of such period, all such representations and warranties which relate to such claim shall survive the termination of such period for purposes of resolving such claim and shall continue to survive until such claim is fully and finally resolved pursuant to this Article 12 or Section 3.6 hereof, as applicable.
     (b) Subject to the limitations set forth in this Article 12, the holders of Outstanding TARGET Shares immediately prior to the Effective Time and the Management Members (collectively, the “TARGET Indemnifying Persons”) shall (severally and not jointly) indemnify and hold harmless PURCHASER and the Surviving Corporation and its respective officers, directors, agents, attorneys and employees, and each person, if any, who controls or may control PURCHASER or the Surviving Corporation within the meaning of the 1933 Act (hereinafter referred to individually as “PURCHASER Indemnified Person” and, collectively, as “PURCHASER Indemnified Persons”) from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, without limitation, legal fees (collectively, “Damages”), arising out of, relating to or in respect of (i) any misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by TARGET in this Agreement, the TARGET Disclosure Letter, any documents or instruments delivered hereto or any exhibit or schedule to this Agreement; (ii) any arbitration contemplated by Section 3.7 hereof, to the extent such Damages are payable by any TARGET Indemnifying Persons as set forth in Section 3.7(b) hereof; (iii) any amounts (A) paid to any holder of TARGET Capital Stock in connection with the exercise or attempted exercise by such holder of statutory dissenters’ rights under the DGCL and (B) constituting other costs or expenses reasonably incurred by PURCHASER in connection with such exercise or attempted exercise, which are, in the case of subclause (A) and (B), collectively in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement; (iv) the sales Tax audit of TARGET for calendar years 2003, 2004 and 2005 conducted by the Commonwealth of Massachusetts; and (vi) any employee claims or other liabilities under the WARN Act or any similar state or local Law arising from any action of TARGET prior to the Closing.
     (c) Subject to the limitations set forth in this Article 12, PURCHASER shall indemnify and hold harmless the holders of the Outstanding TARGET Shares outstanding immediately prior to the Effective Time and the Management Members (hereinafter referred to individually as “TARGET Indemnified Person” and, collectively, as “TARGET Indemnified Persons”) from and against any and all Damages arising out of, relating to or in respect of (i) any misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by PURCHASER or MERGER SUB in this Agreement, the PURCHASER Disclosure Letter, any documents or instruments delivered hereto or any exhibit or schedule to this Agreement, or (ii) the failure of any PURCHASER Company to obtain any Consent required under any Contract of any PURCHASER Company.
     (d) After the Effective Time, the indemnities provided in this Article 12 and PURCHASER’s Set-Off Right shall constitute the sole and exclusive remedies of the PURCHASER Indemnified Persons and the TARGET Indemnified Persons, as applicable, for Damages arising out of, resulting from or incurred in connection with or related to this Agreement or arising out of the transactions contemplated hereby; provided, however, that these exclusive remedies for Damages do not preclude a party from bringing an action (i) for specific performance or other equitable remedy to require a party to perform its obligations under this Agreement, (ii) for any available remedy at law or equity with respect to fraud, (iii) to enforce and/or pursue applicable remedies with respect to any other agreements or instruments delivered in connection with this Agreement, and (iv) for statutory causes of action or remedies, the waiver of which is unenforceable or void as a matter of public policy. Notwithstanding anything herein to the contrary, (A) the sole and exclusive recourse of the PURCHASER Indemnified Persons for Damages pursuant to this Article 12 and PURCHASER’s Set-Off Right shall be limited to the recovery pursuant to this Article 12 of shares of PURCHASER Common Stock which constitute the Indemnification Escrow Shares and off-set against the Contingent Consideration, if any, pursuant to Article 3 and this Article 12; (B) the total amount of liability of any TARGET Indemnifying Person for Damages pursuant to this Article 12 and PURCHASER’s Set-Off Right shall be limited to such person’s Proportionate Share of Indemnification Escrow Shares and off-set against the Contingent Consideration, if any, otherwise payable to such person but for the application of PURCHASER’s Set-Off Right; and (C) the total aggregate amount of liability of PURCHASER for Damages pursuant to this Article 12 shall be limited to ONE MILLION DOLLARS ($1,000,000), provided, however, that if the Contingent Consideration is earned in accordance with Section 3.6 and Section 3.7 hereof, then such total aggregate amount of liability of PURCHASER shall be FOUR MILLION DOLLARS ($4,000,000).
     (e) Nothing in this Agreement shall limit the liability in amount or otherwise of TARGET or PURCHASER with respect to fraud, criminal activity or intentional breach of any covenant contained in this Agreement.
     (f) No claim for Damages shall be made under this Article 12 or set off by PURCHASER under Section 3.6 hereof unless the aggregate amount of such Damages (excluding, with respect to Damages claimed by the PURCHASER Indemnified Persons, Damages arising under Section 12.2(b)(iv) and Section 12.2(b)(v) hereof) exceeds $50,000, in which case the PURCHASER Indemnified Persons and the TARGET Indemnified Persons, respectively, shall be entitled to seek compensation for all Damages without regard to the limitation set forth in this Section 12.2(f); provided, however, that the foregoing $50,000 limitation shall not apply to Damages arising under Section 12.2(b)(iv) and Section 12.2(b)(v) hereof, for which the PURCHASER Indemnified Persons may claim Damages without regard to the limitation set forth in this Section 12.2(f).

     SECTION 12.3 Escrow Period; Release of Indemnification Escrow Shares From Escrow.
     (a) The escrow period with respect to the Escrow Indemnification Shares shall terminate upon the twelve (12) month anniversary of the Effective Time (the “Escrow Period”); provided, however, that a number of Indemnification Escrow Shares, which, in the reasonable judgment of PURCHASER, subject to the objection of the Stockholders’ Agent and the subsequent arbitration of the matter in the manner provided in Section 12.6 hereof, is necessary to satisfy any unsatisfied claims specified in any Officer’s Certificate theretofore delivered to the Escrow Agent in writing by PURCHASER prior to termination of the Escrow Period with respect to facts and circumstances existing prior to expiration of the Escrow Period, shall remain in the Escrow Fund until such claims have been resolved.
     (b) Within five (5) business days after the end of the Escrow Period (the “Release Date”), the Escrow Agent shall release from escrow to the TARGET Indemnifying Persons each such person’s Proportionate Share of the Indemnification Escrow Shares and Additional Escrow Shares relating thereto (if any), less with respect to each such person the number of Indemnification Escrow Shares and such Additional Escrow Shares relating thereto with a value (as determined pursuant to Section 12.4 hereof) equal to (A) such person’s Proportionate Share of any liability delivered to PURCHASER in accordance with Section 12.4 hereof in satisfaction of indemnification claims by PURCHASER and (B) such person’s Proportionate Share of any liability subject to delivery to PURCHASER in accordance with Section 12.3(a) with respect to any pending but unresolved indemnification claims of PURCHASER. Any Indemnification Escrow Shares and Additional Escrow Shares relating thereto held as a result of clause (B) shall be released to such person or released to PURCHASER (as appropriate) promptly upon joint written notice to the Escrow Agent by PURCHASER and the Stockholders’ Agent of resolution of each specific indemnification claim involved. Indemnification Escrow Shares and Additional Escrow Shares relating thereto shall be released to the TARGET Indemnifying Persons based on each such person’s Proportionate Share thereof. PURCHASER will take such action as may be necessary to cause such certificates to be issued in the names of the appropriate persons. Certificates representing Indemnification Escrow Shares and Additional Escrow Shares relating thereto so issued that are subject to resale restrictions under applicable Securities Laws will bear a legend to that effect.
     SECTION 12.4 Claims Upon Escrow Fund. Upon receipt by the Escrow Agent on or before the Release Date of a certificate signed by any officer of PURCHASER (an “Officer’s Certificate”) stating that with respect to the indemnification obligations of the TARGET Indemnifying Persons set forth in Section 12.2 hereof, Damages exist and specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, and the nature of the misrepresentation, breach of warranty, covenant or claim to which such item is related, the Escrow Agent shall, subject to the provisions of this Article 12, deliver to PURCHASER out of the portion of the Escrow Fund which constitutes Indemnification Escrow Shares or Additional Escrow Shares relating thereto (if any), as promptly as practicable, PURCHASER Common Stock or other assets held in such portion of the Escrow Fund having a value equal to such Damages. For the purpose of compensating PURCHASER for its Damages pursuant to this Agreement, the PURCHASER Common Stock in the Escrow Fund shall be valued at the Average Stock Price.

     SECTION 12.5 Objections to Claims.
     (a) At the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such Officer’s Certificate shall be delivered to the Stockholders’ Agent by PURCHASER and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery of PURCHASER Common Stock or other property pursuant to Section 12.4 hereof unless the Escrow Agent shall have received written authorization from the Stockholders’ Agent to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of the PURCHASER Common Stock or other property in the Escrow Fund in accordance with Section 12.4 hereof, provided that no such payment or delivery may be made if the Stockholders’ Agent shall object in a written statement to the claim made in the Officer’s Certificate, and such statement shall have been delivered to the Escrow Agent and to PURCHASER prior to the expiration of such thirty (30) day period.
     (b) In case the Stockholders’ Agent shall so object in writing to any claim or claims by PURCHASER made in any Officer’s Certificate, PURCHASER shall have thirty (30) days to respond in a written statement to the objection of the Stockholders’ Agent. If after such thirty (30) day period there remains a dispute as to any claims, then the Stockholders’ Agent and PURCHASER shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholders’ Agent and PURCHASER should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the PURCHASER Common Stock or other property from the Escrow Fund in accordance with the terms thereof.
     SECTION 12.6 Resolution of Conflicts and Arbitration.
     (a) If no agreement can be reached after good faith negotiation between PURCHASER and the Stockholders’ Agent pursuant to Section 12.5 hereof (or, if applicable, Section 3.6(d) hereof), either PURCHASER or the Stockholders’ Agent may, by written notice to the other, demand arbitration of the matter unless the amount of the Damages is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one arbitrator. PURCHASER and the Stockholders’ Agent shall agree on the arbitrator, provided that if PURCHASER and the Stockholders’ Agent cannot agree on such arbitrator, either PURCHASER or Stockholders’ Agent can request that Judicial Arbitration and Mediation Services (“JAMS”) select the arbitrator. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a court of competent law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator shall be written, shall be in accordance with applicable law and with this Agreement, and shall be supported by written findings of fact and conclusion of law which shall set forth the basis for the decision of the arbitrator. The decision of the arbitrator as to the validity and amount of any claim in such Officer’s Certificate or Set-Off Notice, as applicable, shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Article 12 hereof, the Escrow Agent and the parties shall be entitled to act in accordance with such decision and the Escrow Agent shall be entitled to make or withhold payments out of the Escrow Fund in accordance therewith.
     (b) Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. Any such arbitration shall be held in Atlanta, Georgia under the commercial rules then in effect of the American Arbitration Association. For purposes of this Section 12.6(b), in any arbitration hereunder in which any claim or the amount thereof stated in the Officer’s Certificate is at issue, the party seeking indemnification shall be deemed to be the “non-prevailing party” unless the arbitrators award the party seeking indemnification more than one-half (1/2) of the amount in dispute, plus any amounts not in dispute; otherwise, the person against whom indemnification is sought shall be deemed to be the non-prevailing party. The non-prevailing party to an arbitration shall pay its own expenses, the fees of the arbitrator, any administrative fee of JAMS, and the expenses, including attorneys’ fees and costs, reasonably incurred by the other party to the arbitration.
     SECTION 12.7 Stockholders’ Agent.
     (a) Brett Hauser, as the Stockholders’ Agent, shall be constituted and appointed from and after the Effective Time as agent for and on behalf of the TARGET Indemnifying Persons to give and receive notices and communications, to object to PURCHASER’s calculations of Earnout Revenues pursuant to Section 3.7 hereof and to negotiate and settle any claims pertaining thereto, to agree to, negotiate and enter into settlements in respect of PURCHASER’s Set-Off Right, to take any action required or permitted to be taken by the Stockholders’ Agent pursuant to Section 3.10 hereof, to authorize delivery to PURCHASER of the PURCHASER Common Stock or other property from the Escrow Fund in satisfaction of claims for indemnification by PURCHASER made pursuant to this Article 12 and in connection with the Primo Prepayment as contemplated by this Article 12, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims or prepayment, to take all action on behalf of the TARGET Indemnifying Persons with respect to third party claims and otherwise as contemplated by Section 12.9 hereof, and to take all actions necessary or appropriate in the judgment of the Stockholders’ Agent for the accomplishment of the foregoing. Such agency may be changed by TARGET Indemnifying Persons holding a majority in interest of the Escrow Fund from time to time upon not less than ten (10) days’ prior written notice to PURCHASER and the Escrow Agent. No bond shall be required of the Stockholders’ Agent, and the Stockholders’ Agent shall receive no compensation for its services. Notices or communications to or from the Stockholders’ Agent shall constitute notice to or from each of the TARGET Indemnifying Persons.
     (b) The Stockholders’ Agent shall not be liable for any act done or omitted hereunder as Stockholders’ Agent while acting in good faith and in the exercise of reasonable judgment and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The TARGET Indemnifying Persons shall severally indemnify the Stockholders’

Agent and hold them harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholders’ Agent and arising out of or in connection with the acceptance or administration of his duties hereunder.
     (c) The Stockholders’ Agent shall have reasonable access to information about TARGET and/or TARGET Business and the reasonable assistance of TARGET’s and/or TARGET Business’s officers and employees for purposes of performing its duties and exercising their rights hereunder, provided that the Stockholders’ Agent shall treat confidentially and not disclose any nonpublic information from or about TARGET and TARGET Business to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).
     SECTION 12.8 Actions of the Stockholders’ Agent. A decision, act, consent or instruction of the Stockholders’ Agent shall constitute a decision of all TARGET Indemnifying Persons and shall be final, binding and conclusive upon each such TARGET stockholder or Management Member, and the Escrow Agent and PURCHASER may rely upon any decision, act, consent or instruction of the Stockholders’ Agent as being the decision, act, consent or instruction of each and every such TARGET stockholder or Management Member. The Escrow Agent and PURCHASER are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholders’ Agent.
     SECTION 12.9 Third-Party Claims. In the event PURCHASER becomes aware of a third-party claim which PURCHASER believes may result in a demand against the Escrow Fund, PURCHASER shall notify the Stockholders’ Agent of such claim, and the Stockholders’ Agent and the TARGET stockholders and the Management Members for whom shares of PURCHASER Common Stock otherwise issuable to them are deposited in the Escrow Fund shall be entitled, at their expense, to participate in any defense of such claim with the consent of PURCHASER which shall not be unreasonably withheld, conditioned or delayed. PURCHASER may not settle any such claim without the consent of the Stockholders’ Agent which shall not be unreasonably withheld, conditioned or delayed. In the event that the Stockholders’ Agent has consented to any such settlement, or if such consent is not required pursuant to this Section 12.9, then the Stockholders’ Agent shall have no power or authority to object under Section 12.5 hereof or any other provision of this Article 12 to the amount of any claim by PURCHASER against the Escrow Fund for indemnity with respect to the amount paid to such third party claimant pursuant to such settlement.
     SECTION 12.10 Primo Escrow Shares.
     (a) If, prior to the six (6) month anniversary of the Closing (the “Primo Period”), PURCHASER or any of its Affiliates receive, directly or indirectly, from Primo Telekom or any of its Affiliates one or more cash prepayments which collectively aggregate at least ONE MILLION SEVEN HUNDRED FIFTY THOUSAND DOLLARS ($1,750,000) with respect to the sale, license or other disposition of TARGET Products or PURCHASER Products pursuant to the Primo Contract, (collectively, the “Primo Prepayment”), then the Escrow Agent shall promptly release from the Escrow Fund to the holders, immediately prior to the Effective Time, of Outstanding TARGET Series E-3 Shares and to the Management Members pursuant to this Section 12.10 each such person’s Proportionate Share of the Primo Escrow Shares and the

Additional Escrow Shares relating thereto (if any). If PURCHASER does not receive the Primo Prepayment during the Primo Period, then the Escrow Agent shall release from the Escrow Fund to PURCHASER pursuant to this Section 12.10 all of the Primo Escrow Shares and Additional Escrow Shares relating thereto (if any). From the Closing Date until the end of the Primo Period, PURCHASER shall (i) use its commercially reasonable best efforts in good faith to receive payments which would count toward the Primo Prepayment and (ii) not take any action primarily aimed at artificially decreasing or delaying receipt of payments which would count toward the Primo Prepayment.
     (b) The Escrow Agent shall release the Primo Escrow Shares and the Additional Escrow Shares related thereto (if any) in accordance with Section 12.10(a) hereof no later than thirty (30) days after PURCHASER delivers to the Escrow Agent and the Stockholders’ Agent a written notice which states whether PURCHASER has received the Primo Prepayment during the Primo Period, which notice PURCHASER shall deliver promptly after receipt of the Primo Prepayment (if so received) or promptly after the end of the Primo Period (if the Primo Prepayment is not received). Notwithstanding the foregoing, no release of PURCHASER Common Stock or other property may be made by the Escrow Agent to the PURCHASER pursuant to this Section 12.10 if the Stockholders’ Agent shall object in a written statement to the PURCHASER’s notice, which statement sets forth in reasonable detail the basis for such objection and such statement shall have been delivered to the Escrow Agent and to PURCHASER prior to the expiration of such thirty (30) day period. In case the Stockholders’ Agent shall so object in writing to PURCHASER’s notice, PURCHASER shall have thirty (30) days to respond in a written statement to the objection of the Stockholders’ Agent. If after such thirty (30) day period there remains a dispute as to such notice, then the Stockholders’ Agent and PURCHASER shall attempt in good faith for sixty (60) days to resolve such dispute. If the Stockholders’ Agent and PURCHASER should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the PURCHASER Common Stock or other property from the Escrow Fund in accordance with the terms thereof. If such agreement between PURCHASER and the Stockholders’ Agent can not be reached, then the matter shall be arbitrated in the manner set forth in Section 12.6 hereof.
ARTICLE 13
MISCELLANEOUS
     SECTION 13.1 Definitions. Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:
     “Accountant Determination Notice” shall have the meaning provided in Section 3.7(a) hereof.
     “Additional Escrow Shares” shall have the meaning provided in Section 12.1(b) hereof.
     “Adjustment Amount” shall mean the sum of (a) the amount obtained by subtracting (i) the Surviving Corporation’s cash and cash equivalents as reflected on the Final Balance Sheet from (ii) the product obtained by multiplying (A) 2.30 by (B) the sum of the Surviving

Corporation’s accounts payable and accrued expenses as reflected on the Final Balance Sheet, plus (b) the amount, if any, by which Uncollected Accounts Receivable exceeds the Established Reserve.
     “Adjustment Date” shall mean, if the Closing occurs on or prior to April 5, 2007, the Closing Date effective as of the Effective Time or, if the Closing occurs on or after April 6, 2007, the date of the Pro Forma Balance Sheet.
     “Affiliate” of a Person shall mean: (a) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person or (b) any officer, director, partner, employer, or direct or indirect beneficial owner of any ten percent (10%) or greater equity or voting interest of such Person.
     “Agreement” shall mean this Agreement and Plan of Merger, the TARGET Disclosure Letter, the PURCHASER Disclosure Letter and the Exhibits delivered pursuant hereto and incorporated herein by reference.
     “Ancillary Agreements” shall mean any and all documents, agreements, certificates and instruments executed or delivered pursuant to this Agreement by TARGET, PURCHASER or MERGER SUB, as the context may require.
     “Arbitrator” shall have the meaning provided in Section 3.7(a) hereof.
     “Assets” of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.
     “Average Stock Price” shall mean $1.0102 per share.
     “Big Four Accounting Firms” shall have the meaning provided in Section 3.7(a) hereof.
     “Bowen” shall mean Bowen Financial Advisors, Inc.
     “Bowen Agreement” shall have the meaning provided in Section 10.1(h) hereof.
     “Cash Ratio” shall mean the quotient obtained by dividing (a) cash and cash equivalents by (b) the sum of (i) accounts payable plus (ii) accrued expenses.
     “Certificate of Merger” shall have the meaning provided in Section 1.3 hereof.
     “Closing” shall mean the closing of the transactions contemplated hereby, as described in Section 1.2 hereof.
     “Closing Date” shall have the meaning provided in Section 1.2 hereof.

     “Code” shall mean the United States Internal Revenue Code of 1986, as amended.
     “Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.
     “Contingent Consideration” shall mean an amount equal to the sum of (a) the Management Contingent Consideration plus (b) the Series E-3 Contingent Consideration plus (c) the Prior Series E Contingent Consideration.
     “Contingent Consideration Average Stock Price” shall mean the value equal to the weighted by volume arithmetic average of the daily closing price per share, rounded to four decimal places, of the PURCHASER Common Stock as reported on The NASDAQ Capital Market for each of the twenty (20) consecutive trading days ending (and including) the trading day that occurs two (2) trading days prior to (and not including) the Contingent Consideration Payment Date.
     “Contingent Consideration Payment Date” shall mean the earliest date on which both of the following have occurred: (a) the date on which it has been finally determined in accordance with Section 3.6(d) hereof whether PURCHASER is entitled to exercise the Set-Off Right and the Set-Off Amount with respect to such right (if PURCHASER has elected to exercise the Set-Off Right); and (b) the date on which the final and binding calculation of the Earnout Revenues has been determined in accordance with Section 3.7(a) hereof.
     “Contract” shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock or Assets.
     “Crummey Agreement” shall have the meaning provided in Section 10.1(g) hereof.
     “Current SEC Documents” shall mean, collectively, PURCHASER’s Annual Report on Form 10-K for the year ended December 31, 2005 and all SEC Documents filed with the SEC after the date on which such annual report was filed with the SEC.
     “Damages” shall have the meaning provided in Section 12.2(b) hereof.
     “Default” shall mean (a) any breach or violation of or default under any Contract, Order or Permit; (b) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit; or (c) any occurrence of any event that with or without the passage of or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit.
     “DGCL” shall mean the General Corporation Law of the State of Delaware.
     “Disputed Matters” shall have the meaning provided in Section 3.7(a) hereof.
     “Dissenting Shares” shall have the meaning provided in Section 3.1(f) hereof.

     “Earnout Period” shall have the meaning provided in Section 3.6(a) hereof.
     “Earnout Revenues” shall have the meaning provided in Section 3.6(a) hereof.
     “Effective Time” shall mean the date and time at which the Merger becomes effective as defined in Section 1.3 hereof.
     “Environmental Laws” shall mean all Laws which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with primary jurisdiction over pollution or protection of the environment.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” shall mean any Person that, together with TARGET, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and the regulations promulgated thereunder.
     “Escrow Agent” shall have the meaning provided in Section 12.1(a) hereof.
     “Escrow Agreement” shall have the meaning provided in Section 12.1(a) hereof.
     “Escrow Fund” shall have the meaning provided in Section 12.1(a) hereof.
     “Escrow Period” shall have the meaning provided in Section 12.3(a) hereof.
     “Escrow Shares” shall have the meaning provided in Section 12.1(a) hereof.
     “Established Reserve” shall mean $141,300.00.
     “Estimated Cash Ratio” shall have the meaning provided in Section 3.10(a) hereof.
     “Estimated Closing Balance Sheet” shall have the meaning provided in Section 9.2(c) hereof.
     “Exhibits” 1 through 12, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof and may be referred to in this Agreement and any other related instrument or document without being attached hereto.
     “Final Balance Sheet” shall have the meaning provided in Section 3.10(b) hereof.
     “Final Cash Ratio” shall have the meaning provided in Section 3.10(b) hereof.
     “GAAP” shall mean generally accepted accounting principles, consistently applied during the periods involved.

     “Hazardous Material” shall mean any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq., or any similar federal, state or local Law.
     “Holder Initial Merger Consideration” shall mean an amount equal to SIX MILLION EIGHT HUNDRED NINETEEN THOUSAND FIVE HUNDRED DOLLARS ($6,819,500).
     “Holder Initial Stock Consideration” shall have the meaning provided in Section 3.1(c)(A)(i) hereof.
     “Holder Warrants” shall mean Warrants exercisable for an aggregate of 841,121 shares of PURCHASER Common Stock.
     “Indemnification Escrow Shares” shall have the meaning provided in Section 3.1(g) hereof.
     “Intellectual Property” shall have the meaning provided in Section 4.8 hereof.
     “Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
     “Investor Representation Statement” shall mean the Investor Representation Statement substantially in the form of Exhibit 9 hereto.
     “IP Lien Holders” shall mean Laurus Master Fund, Ltd. and Clarent Corporation.
     “IRS” shall mean the Internal Revenue Service.
     “JAMS” shall have the meaning provided in Section 12.6(a) hereof.
     “Knowledge” as used with respect to a Person shall mean the knowledge after reasonable due inquiry of the Chairman, President, Chief Financial Officer, Chief Accounting Officer, Chief Credit Officer, or any Senior or Executive Vice President of such Person.
     “Law” shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets or Liabilities, including, without limitation, those promulgated, interpreted or enforced by any of the Regulatory Authorities.
     “Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including, without limitation, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.
     “Licensed Intellectual Property” shall have the meaning provided in Section 4.8 hereof.

     “Lien” shall mean any conditional sale agreement, easement, encroachment, encumbrance, hypothecation, lien, mortgage, pledge, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (a) Liens for current property Taxes not yet due and payable, (b) pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (c) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.
     “Litigation” shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding.
     “Loan Property” shall mean any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.
     “Management Contingent Consideration” shall mean $210,000.
     “Management Initial Merger Consideration” shall mean $542,500.
     “Management Initial Stock Consideration” shall have the meaning provided by Section 3.1(b) hereof.
     “Management Member” shall be each of the Persons identified on Section 3.1(d) of the TARGET Disclosure Letter.
     “Management Member Agreement” shall mean the Management Member Agreement substantially in the form of Exhibit 10 hereto.
     “Management Percentage” shall mean, with respect to each Management Member, the percentage set forth opposite such member’s name on Section 3.1(d) of the TARGET Disclosure Letter.
     “Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question, provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.
     “Material Adverse Effect” on a Party shall mean an event, change or occurrence which has a material adverse impact on (a) the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (b) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that “material adverse impact” shall not be deemed to include the impact of (i) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (ii) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, and (iii) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties.

     “MBCA” shall mean the Minnesota Business Corporation Act.
     “Merger” shall mean the merger of MERGER SUB with and into TARGET referred to in Section 1.1 hereof.
     “NASD” shall mean the National Association of Securities Dealers, Inc.
     “NASDAQ” shall mean The NASDAQ Stock Market LLC.
     “NASDAQ Marketplace Rule 4350” shall mean Marketplace Rule 4350 of NASDAQ.
     “1933 Act” shall mean the Securities Act of 1933, as amended.
     “1934 Act” shall mean the Securities Exchange Act of 1934, as amended.
     “Officer’s Certificate” shall have the meaning provided in Section 12.4 hereof.
     “Order” shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.
     “Other Accounts Receivable” shall have the meaning provided in Section 3.10(a) hereof.
     “Outstanding TARGET Series E-3 Shares” shall have the meaning provided in Section 3.1(c)(i).
     “Outstanding TARGET Shares” shall have the meaning provided in Section 3.1(c) hereof.
     “Participation Facility” shall mean any facility or property in which the Party in question participates in the management (including, without limitation, any property or facility held in a joint venture) and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.
     “Party” shall mean TARGET, PURCHASER, MERGER SUB and Stockholders’ Agent, and “Parties” shall mean all of TARGET, PURCHASER, MERGER SUB and Stockholders’ Agent.
     “Permit” shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, or permit to which any, Person is a party or that is or may be binding upon or inure to the benefit of any Person or its capital stock, Assets, Liabilities, or business.
     “Person” shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

     “Primo Contract” shall mean , collectively, (i) sentitO Networks, Inc. Standard Purchase and License Terms, dated as of March 23, 2006, by and between TARGET and Primo Development, (ii) sentitO Networks, Inc. Services Agreement, dated as of March 23, 2006, by and between TARGET and Primo Development, (iii) sentitO Networks, Inc. Quotation no. 22106-01a, dated as of February 25, 2006 (as amended by sentitO Networks, Inc. Invoice no. 0306-01, dated March 23, 2006, and sentitO Networks, Inc. Credit Memo no. CM-0306-01A, dated as of October 19, 2006), (iv) Letter, dated October 1, 2006, to Mark Arthur, CEO, Primo Development from Steve Crummey, President and CEO, sentitO Networks, Inc., and (v) Letter, dated October 5, 2006, to Chris Lee, Vice President, sentitO Networks, Inc. from Mark Arthur, CEO, Primo Development, accepting sentitO Networks, Inc. Quotation no. 060929-1802, dated as of October 29, 2006, as any of the foregoing may be amended or otherwise modified by or on behalf of the Surviving Corporation after the Effective Time, together with any other contracts, commitments, understandings or arrangements between any PURCHASER Company and Primo Telekom and/or its Affiliates related to the subject matter of the foregoing.
     “Primo Escrow Shares” shall have the meaning provided in Section 3.1(h).
     “Primo Period” shall have the meaning provided in Section 12.10(a) hereof.
     “Primo Prepayment” shall have the meaning provided in Section 12.10(a) hereof.
     “Primo Telekom” shall mean Primo Telekom A/S.
     “Prior Series E Contingent Consideration” shall mean an amount equal to THREE MILLION DOLLARS ($3,000,000) minus (a) the Management Contingent Consideration minus (b) the Series E-3 Contingent Consideration.
     “Pro Forma Balance Sheet” shall have the meaning provided in Section 3.10(a) hereof.
     “Proportionate Share” shall mean with respect to (a) a holder, immediately prior to the Effective Time, of Outstanding TARGET Series E-3 Shares, the quotient obtained by dividing (i) the number of Escrow Shares which represents such holder’s Pro-Rata Share of the Escrow Shares which constitute Holder Initial Stock Consideration, by (ii) the total number of Escrow Shares; and (b) a Management Member, the quotient obtained by dividing (A) the number of Escrow Shares with represents such member’s Member Percentage of the Escrow Shares which constitute Management Stock Consideration, by (B) the total number of Escrow Shares.
     “Proprietary Intellectual Property” shall have the meaning provided in Section 4.8 hereof.
     “Pro-Rata Share” shall mean: (i) with respect to shares of TARGET Series E-3 Stock held by any Person, the quotient obtained by dividing (a) the portion of the aggregate Series E-3 Liquidation Preference (as such term is defined in TARGET’s Amended and Restated Certificate of Incorporation, as amended) such holder would be entitled to receive in the Merger in respect of the shares of TARGET Series E-3 Stock held by such holder if the proceeds of the Merger were sufficient to pay the aggregate Series E-3 Liquidation Preference in full by (b) the aggregate Series E-3 Liquidation Preference that would be received by the holders of all the shares of TARGET Series E-3 Stock outstanding (other than any such shares held by PURCHASER) if the proceeds of the Merger were sufficient to pay the aggregate Series E-3

Liquidation Preference in full; and (ii) with respect to shares of TARGET Prior Series E Stock held by any Person, the quotient obtained by dividing (x) the portion of the aggregate Series E Convertible Liquidation Preference (as such term is defined in TARGET’s Amended and Restated Certificate of Incorporation, as amended) such holder would be entitled to receive in the Merger in respect of the shares of TARGET Prior Series E Stock held by such holder if the proceeds of the Merger were sufficient to pay the aggregate Series E Convertible Liquidation Preference in full by (y) the aggregate Series E Convertible Liquidation Preference that would be received by the holders of all the shares of TARGET Prior Series E Stock outstanding (other than any such shares held by PURCHASER) if the proceeds of the Merger were sufficient to pay the aggregate Series E Convertible Liquidation Preference in full.
     “PURCHASER Common Stock” shall mean the $.01 par value common stock of PURCHASER.
     “PURCHASER Companies” shall mean, collectively, PURCHASER and all PURCHASER Subsidiaries.
     “PURCHASER Determination Notice” shall have the meaning provided in Section 3.7(a) hereof.
     “PURCHASER Disclosure Letter” shall have the meaning provided in Article 5 hereof.
     “PURCHASER Financial Statements” shall mean the consolidated financial statements of PURCHASER contained in PURCHASER’s SEC Documents, including the notes thereto.
     “PURCHASER Indemnified Person” or “PURCHASER Indemnified Persons” shall have the meaning provided in Section 12.2(b) hereof.
     “PURCHASER IP” shall have the meaning provided in Section 5.9 hereof.
     “PURCHASER Product” shall mean any product sold or licensed by any PURCHASER Company, excluding any TARGET Product.
     “PURCHASER Subsidiaries” shall mean the Subsidiaries of PURCHASER.
     “PURCHASER 2007 Stockholder Meeting” shall have the meaning provided in Section 8.9 hereof.
     “Registration Rights Agreement” shall mean the Registration Rights Agreement substantially in the form of Exhibit 11 hereto.
     “Regulatory Authorities” shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the NASD, the SEC and all state securities agencies.
     “Release Date” shall have the meaning provided in Section 12.3(b) hereof.

     “Rockville Lease” shall mean the Lease between TARGET and TA/Western, LLC for the premises located at 2096 Gaither Road, Suite 100, Rockville, Maryland, dated February 21, 2006.
     “SEC” shall mean the United States Securities and Exchange Commission.
     “SEC Documents” shall mean all reports and registration statements filed, or required to be filed, by PURCHASER or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.
     “Securities Laws” shall mean the 1933 Act and the 1934 Act, state blue sky laws, and the rules and regulations of any Regulatory Authority promulgated thereunder.
     “Series E-3 Contingent Consideration” shall mean an amount equal to the difference between the Series E-3 Liquidation Preference as of the Closing Date (as calculated pursuant to TARGET’s Amended and Restated Certificate of Incorporation, as amended) and the Holder Initial Merger Consideration); provided, however, that the Series E-3 Contingent Consideration shall not exceed TWO MILLION SEVEN HUNDRED THOUSAND NINETY DOLLARS ($2,790,000).
     “Set-Off Amount” shall have the meaning provided in Section 3.6(d)(i) hereof.
     “Set-Off Notice” shall have the meaning provided in Section 3.6(d)(i) hereof.
     “Set-Off Right” shall have the meaning provided in Section 3.6(d) hereof.
     “Subsidiaries” shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls five percent (5%) or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which five percent (5%) or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.
     “Surviving Corporation” shall mean TARGET as the surviving corporation resulting from the Merger.
     “TARGET Benefit Plans” shall have the meaning set forth in Section 4.13(a) hereof.
     “TARGET Business” shall mean the business of developing, marketing and selling media and signaling gateway equipment to the telecommunications market utilizing the Assets of TARGET, which business may be conducted through a division or unit of the PURCHASER or any PURCHASER Company after the Effective Time.
     “TARGET Capital Stock” shall mean, collectively, TARGET Common Stock and TARGET Preferred Stock.
     “TARGET Common Stock” shall mean the $0.001 par value common stock of TARGET.

     “TARGET Contracts” shall have the meaning provided in Section 4.14 hereof.
     “TARGET Derivative Securities” shall have the meaning provided in Section 4.3 hereof.
     “TARGET Disclosure Letter” shall have the meaning set forth in Article 4 hereof.
     “TARGET Employee Bonus Pool” shall mean the Sentito Networks, Inc. Second Amended and Restated Employee Bonus Pool effective as of February 28, 2006, as amended.
     “TARGET ERISA Plan” shall have the meaning provided in Section 4.13(a) hereof.
     “TARGET Existing Customer” shall mean any Person who (i) purchased or licensed from TARGET a TARGET Product during the eighteen (18) month period prior to the Closing Date or (ii) had, during the eighteen (18) month period prior to the Closing Date, entered into an agreement to purchase or license a TARGET Product.
     “TARGET Financial Statements” shall mean, collectively (a) the audited balance sheet (including related notes and schedules, if any) of TARGET as of December 31, 2005 and the related consolidated statements of income, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) for the years ended December 31, 2004 and 2005, as previously furnished by TARGET to PURCHASER; and (b) the unaudited balance sheet (including related notes and schedules, if any) of TARGET as of December 31, 2006 and related statements of income, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) as of and for the year ended December 31, 2006, as previously furnished by TARGET to PURCHASER.
     “TARGET Indemnified Person” or “TARGET Indemnified Persons” shall have the meaning provided in Section 12.2(c) hereof.
     “TARGET Indemnifying Persons” shall have the meaning provided in Section 12.2(b) hereof.
     “TARGET Other Preferred Stock” shall mean, collectively, the $0.001 par value preferred stock of TARGET designated as the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series D-1 Preferred Stock and Series E-2 Preferred Stock.
     “TARGET Pension Plan” shall have the meaning provided in Section 4.13(a) hereof.
     “TARGET Preferred Stock” shall mean, collectively, the $0.001 par value preferred stock of TARGET designated as the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series D-1 Preferred Stock, Series E Preferred Stock, Series E-1 Preferred Stock, Series E-1A Preferred Stock, Series E-2 Preferred Stock and Series E-3 Preferred Stock.
     “TARGET Prior Series E Stock” shall mean, collectively, the $0.001 par value preferred stock of TARGET designated as the Series E Preferred Stock, Series E-1 Preferred Stock and Series E-1A Preferred Stock.

     “TARGET Product” shall mean any product sold or licensed or offered for sale or license by TARGET in the course of the TARGET Business as conducted prior to the Closing and any products derived therefrom, including, without limitation, the digital gateway unit currently in development.
     “TARGET Series E-3 Stock” shall mean the $0.001 par value of preferred stock of TARGET designated as the Series E-3 Preferred Stock.
     “Taxes” shall mean any federal, state, county, local, foreign and other taxes, assessments, charges, fares, and impositions, including interest and penalties thereon or with respect thereto.
     “Transferred TARGET Person” means any of the former employees of or consultants to TARGET hired or retained, directly or indirectly, by PURCHASER in March 2007.
     “Treasury Regulations” shall mean the Income Tax Regulations, promulgated under the Code.
     “Uncollected Accounts Receivable” shall have the meaning provided in Section 3.10(b) hereof.
     “WARN Act” shall have the meaning provided in Section 4.12(b) hereof.
     “Warrant” shall mean a warrant substantially in the form of Exhibit 12 hereto.
     SECTION 13.2 Expenses. Except as otherwise provided in this Section 13.2 and as contemplated by the Bowen Agreement, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including, without limitation, filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel. TARGET shall pay, or cause to be paid, in same day funds to PURCHASER the sum of $250,000 (the “Termination Fee”) upon demand if TARGET terminates this Agreement pursuant to Section 11.1(e) hereof.
     SECTION 13.3 Brokers and Finders. Except as set forth in the TARGET Disclosure Letter and as contemplated by the Bowen Agreement, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon its representing or being retained by or allegedly representing or being retained by TARGET, on the one hand, or PURCHASER and/or MERGER SUB, on the other hand, then the TARGET Indemnifying Parties or PURCHASER, as the case may be, agrees to indemnify and hold the other party(ies) harmless of and from any Liability in respect of any such claim.
     SECTION 13.4 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral.

Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Section 8.1 hereof.
     SECTION 13.5 Amendments. To the extent permitted by Law, this Agreement may be amended prior to the Effective Date by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties; provided, however, that after any such approval by the holders of TARGET Capital Stock, there shall be made no amendment decreasing the consideration to be received by TARGET stockholders without the further approval of such stockholders; and provided further that this Agreement may be amended after the Effective Date only by a subsequent writing signed by the Stockholders’ Agent and the PURCHASER.
     SECTION 13.6 Waivers.
     (a) Prior to or at the Effective Time, PURCHASER, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by TARGET, to waive or extend the time for the compliance or fulfillment by TARGET of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of PURCHASER under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of PURCHASER.
     (b) Prior to or at the Effective Time, TARGET, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by PURCHASER or MERGER SUB, to waive or extend the time for the compliance or fulfillment by PURCHASER or MERGER SUB of any and all of their respective obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of TARGET under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of TARGET.
     (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.
     SECTION 13.7 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the immediately preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.

     SECTION 13.8 Third Party Beneficiaries.
     This Agreement is intended to benefit the TARGET Indemnified Persons, and Section 8.6 of this Agreement is intended to benefit the officers and directors of TARGET (together with the TARGET Indemnified Persons, the “Third Party Beneficiaries”). This Section 13.8 shall survive the consummation of the Merger, shall be binding on all successors and assigns of the Parties and shall be enforceable by the Third Party Beneficiaries.
     SECTION 13.9 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and deemed given and received if properly addressed: (i) if delivered personally, by commercial delivery service or by facsimile (with acknowledgement of a complete transmission), on the day of delivery; (ii) if delivered by internationally recognized courier (appropriately marked for next day delivery), one business day after sending; or (iii) if delivered by registered or certified mail (return receipt requested), three business days after mailing. Notices shall be deemed to be properly addressed to any party hereto if addressed to the party at the address set forth below (or at such other address as may be provided hereunder):

PURCHASER or
MERGER SUB:	Verso Technologies, Inc.
400 Galleria Parkway, Suite 200
Atlanta, Georgia 30339
Facsimile Number: (678) 589-3780
Attention: Chief Financial Officer
Copy to Counsel (which shall not constitute notice to PURCHASER or MERGER SUB):

Rogers & Hardin LLP
2700 International Tower, Peachtree Center
229 Peachtree Street, N.E.
Atlanta, Georgia 30303
Facsimile Number: (404) 525-2224
Attention: Robert C. Hussle, Esq.

TARGET:	Sentito Networks, Inc.
43 Nagog Park
Acton, Massachusetts 01720
Facsimile Number: (978) 263-3797
Attention: Chief Financial Officer
Copy to Counsel (which shall not constitute notice to TARGET):

Bingham McCutchen LLP
150 Federal Street
Boston, Massachusetts 02110
Facsimile Number: (617) 428-6485
Attention: Michael A. Conza, Esq.

Stockholders’ Agent:	Brett Hauser
153 East 53rd Street, 58th Floor
New York, NY 10022
Facsimile Number: (212) 308-6623
Copy to Counsel (which shall not constitute notice to Stockholders’ Agent):

Bingham McCutchen LLP
150 Federal Street
Boston, Massachusetts 02110
Facsimile Number: (617) 428-6485
Attention: Michael A. Conza, Esq.
     SECTION 13.10 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Georgia, without regard to any applicable conflicts of Laws, except to the extent that the federal laws of the United States may apply to the Merger.
     SECTION 13.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
     SECTION 13.12 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.
     SECTION 13.13 Enforcement of Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
     SECTION 13.14 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
     SECTION 13.15 Survival. Except as otherwise expressly provided herein, the respective representations, warranties, obligations, covenants and agreements of the Parties shall survive the Effective Time.
[Signatures Next Page]

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed and delivered on its behalf as of the day and year first above written.

VERSO TECHNOLOGIES, INC.
By:	/s/ Martin D. Kidder
Name:	Martin D. Kidder
Title:	Chief Financial Officer

SENTITO NETWORKS, INC.
By:	/s/ Gary J. Kraemer
Name:	Gary J. Kraemer
Title:	Chief Financial Officer

SN ACQUISITION CORPORATION
By:	/s/ Martin D. Kidder
Name:	Martin D. Kidder
Title:	President

STOCKHOLDERS’ AGENT
By:	/s/ Brett Hauser
BRETT HAUSER